EXHIBIT 10.1

HOMEBANC MORTGAGE CORPORATION

401(k) RETIREMENT PLAN

Amended and Restated

Effective as of January 1, 2007

HOMEBANC MORTGAGE CORPORATION

401(k) RETIREMENT PLAN

Amended and Restated Effective as of January 1, 2007

ARTICLE I DEFINITIONS	2
1.01.	Account	2
1.02.	Actual Deferral Percentage	2
1.03.	Administrator	2
1.04.	Affiliated Employer	2
1.05.	After-Tax Account	3
1.06.	After-Tax Contributions	3
1.07.	Annual Addition	3
1.08.	Beneficiary	3
1.09.	Board of Directors	4
1.10.	Break In Service	4
1.11.	Catch-up Contributions	4
1.12.	Code	4
1.13.	Compensation	4
1.14.	Contribution Percentage	5
1.15.	401(k) Account	6
1.16.	Defined Benefit Plan	6
1.17.	Defined Contribution Plan	6
1.18.	Disability	6
1.19.	Early Retirement Age	6
1.20.	Earnings	7
1.21.	Effective Date	7
1.22.	Eligible Employee	7
1.23.	Employee	7
1.24.	Employer	8
1.25.	Employer Matching Contributions	8
1.26.	Enrollment Date	8
1.27.	ERISA	8
1.28.	ESOP	8
1.29.	Excess Aggregate Contributions	8
1.30.	Excess Contributions	9
1.31.	Excess Deferrals	9
1.32.	Fiduciary Committee	10
1.33.	Fund or Investment Fund	10
1.34.	Highly Compensated Employee	10
1.35.	HomeBanc Corp. Stock	11
1.36.	Hour of Service	11
1.37.	Information Date	13
1.38.	Leased Employee	14
1.39.	Limitation Year	14
1.40.	Match Account	14
1.41.	Military Leave	14
1.42.	Normal Retirement Age	14
1.43.	Participant	14
1.44.	Participant Contributions	14

1.45.	Payment Starting Date	15
1.46.	Plan	15
1.47.	Plan Year	15
1.48.	Profit Sharing Account	15
1.49.	Regular Associates	15
1.50.	Required Beginning Date	15
1.51.	Retirement	15
1.52.	Rollover Account	16
1.53.	Rollover Contributions	16
1.54.	Spousal Consent	16
1.55.	Spouse or Surviving Spouse	16
1.56.	Statutory Compensation	16
1.57.	Temporary or Interim Employees	17
1.58.	Trust Fund	17
1.59.	Trustee	18
1.60.	Uniformed Service	18
1.61.	USERRA	18
1.62.	Valuation Date	18
1.63.	Year of Service	18
ARTICLE II PARTICIPATION	20
2.01.	Initial Eligibility to Participate	20
2.02.	Eligibility to Make Contributions	20
2.03.	Reemployment of Former Employees and Former Participants	20
2.04.	Transferred Participants	21
2.05.	Termination of Participation	22
ARTICLE III CONTRIBUTIONS	23
3.01.	Pre-Tax Contributions	23
3.02.	After-Tax Contributions	24
3.03.	Employer Matching Contributions	25
3.04.	Profit Sharing Contributions	25
3.05.	Rollover Contributions and Transfers	26
3.06.	USERRA Contributions	26
3.07.	Change or Suspension of Contributions	27
3.08.	Nondiscrimination Limitations	28
3.09.	Maximum Annual Additions	32
3.10.	Return of Contributions	33
3.11.	Contributions Not Contingent Upon Profits	33
3.12.	Limitation Based on Deductibility	33
3.13.	Form of Contributions	33
ARTICLE IV INVESTMENTs	35
4.01.	Investment Funds	35

4.02.	Investment of Participants' Accounts	35
4.03.	Responsibility for Investments	36
4.04.	Change of Election	37
4.05.	Reallocation of Accounts Among the Funds	37
4.06.	Limitations Imposed by Contracts	38
ARTICLE V VALUATION OF THE ACCOUNTS		39
5.01.	Valuation	39
5.02.	Discretionary Power of the Fiduciary Committee	39
5.03.	Statement of Accounts	39
ARTICLE VI VESTED PORTION OF ACCOUNTS		40
6.01.	After-Tax Account	40
6.02.	Rollover Account	40
6.03.	401(k) Account	40
6.04.	Employer Match and Profit Sharing Accounts	40
6.05.	Crediting Years of Service for Vesting	40
6.06.	Vesting Break in Service Rules	41
6.07.	Forfeitures	41
6.08.	Amendment of Vesting Schedule	42
ARTICLE VII WITHDRAWALS WHILE STILL EMPLOYED		43
7.01.	In-Service Withdrawals	43
7.02.	Hardship Withdrawal	43
7.03.	Procedures and Restrictions	45
7.04.	Dividends on HomeBanc Corp. Stock	45
7.05.	Limitations on Distributions of 401(k) Contributions	46
ARTICLE VIII plan LOANS		48
8.01.	In General	48
8.02.	Loan Application	48
8.03.	Prohibition Against Discrimination	48
8.04.	Interest Rate and Amortization Period	48
8.05.	Adequate Security	48
8.06.	Loan Amount	49
8.07.	Repayment Period	49
8.08.	Events of Default	49
8.09.	Loan Procedures	50
ARTICLE IX DISTRIBUTION OF ACCOUNTS UPON SEVERANCE FROM EMPLOYMENT		51
9.01.	Eligibility	51
9.02.	Form of Distribution	51
9.03.	Payments Upon Death.	51

9.04.	Commencement of Payments	52
9.05.	Small Benefits	53
9.06.	Form of Payment	53
9.07.	Required Distributions	54
9.08.	Direct Rollover of Certain Distributions	54
9.09.	Minimum Distribution Requirements.	56
ARTICLE X ADMINISTRATION OF PLAN		58
10.01.	Named Fiduciaries	58
10.02.	Fiduciary Limitation	58
10.03.	Appointment of Committee	58
10.04.	Fiduciary Committee Responsibilities	59
10.05.	Responsibilities Regarding Investment Funds	61
10.06.	Organization of Committees	61
10.07.	Action of Majority	61
10.08.	Compensation and Bonding	61
10.09.	Establishment of Rules; Actions by Committee	62
10.10.	Service in More Than One Fiduciary Capacity	62
10.11.	Limitation of Liability	62
10.12.	Indemnification	62
10.13.	Errors and Omissions	62
10.14.	Fiduciary Discretion	63
ARTICLE XI MANAGEMENT OF FUNDS		64
11.01.	Trust Agreement	64
11.02.	Exclusive Benefit Rule	64
11.03.	Duties of Fiduciary Committee	64
11.04.	Investment Managers	64
11.05.	Voting of Shares.	65
11.06.	Tender or Exchange Offers	66
11.07.	Expenses	66
ARTICLE XII GENERAL PROVISIONS		68
12.01.	Qualification	68
12.02.	Nonalienation	68
12.03.	Qualified Domestic Relations Order Payments	68
12.04.	Conditions of Employment Not Affected by Plan	71
12.05.	Facility of Payment	71
12.06.	Information	71
12.07.	Top-Heavy Provisions	71
12.08.	Unclaimed Benefits	73
12.09.	Severability	73
12.10.	Construction	74
12.11.	No Guarantees	74

v

ARTICLE XIII AMENDMENT, MERGER AND TERMINATION		75
13.01.	Amendment of Plan	75
13.02.	Additional Employers	75
13.03.	Termination of Plan	76
13.04.	No Reversion to Employer	77
13.05.	Merger or Consolidation	77

HOMEBANC MORTGAGE CORPORATION

401(K) RETIREMENT PLAN

Amended and Restated Effective as of January 1, 2007

INTRODUCTION

The HomeBanc Mortgage Corporation Savings Plan became effective May 1, 2000. The plan is a profit sharing plan intended to meet the requirements of Section 401(a) of the Internal Revenue Code of 1986, as amended (the “Code”). In addition, the plan provides for contributions under Code section 401(k) and matching and employee contributions under Code section 401(m). In addition, the plan is also intended to qualify as an employee stock ownership plan (satisfying the requirements of Code section 4975(e)(7)) and a stock bonus plan (satisfying the requirements of Code Section 401(a)).

The plan was amended from time to time and was most recently amended and restated effective as of April 1, 2005. The restated Plan (the “Plan”) contained herein constitutes an amendment and restatement of the earlier and remaining plan provisions, effective as of January 1, 2007, rather than a replacement of such plan. It is intended that this restated Plan meet all the requirements of the Code and the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). The Plan shall be interpreted to comply with the Code and ERISA and all formal regulations and rulings issued under the Code, ERISA and any amendments thereto.

ARTICLE I

DEFINITIONS

1.01.	Account

“Account” means, collectively, the Match Account, the Profit Sharing Account, the After-Tax Account, the 401(k) Account, and the Rollover Account, to the extent any one or more of such subaccounts has been established for the benefit of a Participant under the terms of the Plan.

1.02.	Actual Deferral Percentage

“Actual Deferral Percentage” means, with respect to a specified group of Employees for a Plan Year, the average of the ratios, calculated separately for each Employee in that group, of

(a)           the amount of 401(k) Contributions for a Plan Year (whether or not such contributions are returned to the Participant pursuant to Plan section 3.01(c)); to

(b)	the Employee’s Statutory Compensation for the Plan Year.

The ratios and the Actual Deferral Percentage for each specified group of Employees shall be calculated to the nearest hundredth of a percentage point. The Actual Deferral Percentage of an Employee who is eligible but does not make a 401(k) Contribution is zero. Catch-Up Contributions made pursuant to Plan section 3.01(d) and Code section 414(v) shall not be taken into account in determining the Actual Deferral Percentage.

1.03.	Administrator

“Administrator” means the Fiduciary Committee. Except as otherwise specifically provided herein, the duties of the Administrator, as set forth in the Plan, shall be performed by the HomeBanc Mortgage Corporation Benefits Department.

1.04.	Affiliated Employer

“Affiliated Employer” means any corporation which is a member of a controlled group of corporations (determined under Code section 1563(a) without regard to Code sections 1563(a)(4) and (e)(3)(C)) which also includes as a member HomeBanc Corp., except that with respect to Plan section 3.09 “more than 50 percent” shall be substituted for “at least 80 percent” where it appears in Code section 1563(a)(1). “Affiliated Employer” shall also include any trade or business under common control (as defined in Code section 414(c)) with HomeBanc Corp., or a member of an affiliated service group (as defined in Code section 414(m)) which includes HomeBanc Corp., as such definitions may be modified by regulations issued pursuant to Code section 414(o). For purposes of determining an Affiliated Employer of an Employer which is not HomeBanc Corp., the references to “HomeBanc Corp.” above shall be replaced with the name of such Employer.

1.05.	After-Tax Account

“After-Tax Account” means the subaccount to which a Participant’s After-Tax Contributions are allocated.

1.06.	After-Tax Contributions

“After-Tax Contributions” means a Participant’s after-tax contributions made pursuant to Plan section 3.02.

1.07.	Annual Addition

“Annual Addition” means the sum of the following amounts allocated to a Participant’s Accounts under this Plan or any other Defined Contribution Plan maintained by an Employer or an Affiliated Employer for any Limitation Year:

(a)           the total contributions, including 401(k) Contributions, made on the Participant’s behalf by the Employers and all Affiliated Employers;

(b)           Participant Contributions, exclusive of any Rollover Contributions, and determined without regard to Employee contributions to a simplified employee pension (SEP) which are excludable from gross income under Code section 408(k)(6);

(c)           forfeitures, if applicable, that have been allocated to the Participant’s Accounts under this Plan or his accounts under any other such Defined Contribution Plan. Any Excess Deferrals, Excess Contributions or Excess Aggregate Contributions which may have been distributed under the provisions of Plan section 3.01(c) or Plan section 3.08 shall be included in the Annual Addition for the year allocated; and

(d)           amounts allocated to an individual medical account as defined in Code section 415(l)(2), which is part of any pension or annuity plan maintained by the Employer or any Affiliated Employer and amounts derived from contributions paid or accrued which are attributable to post-retirement medical benefits allocated to the separate account of a key employee (as defined in Code section 419A(d)(3)) under a welfare benefit plan (as defined in Code section 419(e)) maintained by an Employer or Affiliated Employer.

(e)           Notwithstanding the preceding, Catch-Up Contributions made pursuant to Plan section 3.01(d) and Code section 414(v) are not treated as Annual Additions.

1.08.	Beneficiary

“Beneficiary” means any person or entity designated by a Participant in a manner prescribed by the Administrator to receive benefits payable in the event of the Participant’s death. However, if the Participant is married, his Spouse shall be deemed to be the Beneficiary unless Spousal Consent to the designation of another Beneficiary has been received by the Administrator. Notwithstanding the preceding, to the extent a Qualified Domestic Relations Order has been entered naming an Alternate Payee (as defined in Plan section 12.03(l)) as

Beneficiary of all or any portion of any benefit payable under this Plan on the death of a Participant, such Qualified Domestic Relations Order shall control or supersede, as applicable, the relevant portion of any such Beneficiary designation. If no such designation is in effect at the time of death of the Participant, or if no person or persons so designated shall survive the Participant, the Participant’s Spouse, children, parents, brothers and sisters, or estate, in that order, shall be deemed to be the Beneficiary.

1.09.	Board of Directors

“Board of Directors” means the Board of Directors of HomeBanc Corp..

1.10.	Break In Service

A “Break in Service” means a Year of Service during which a Participant completes fewer than 501 Hours of Service with the Employer. An Employee who is reemployed after an absence from employment due to Military Leave shall be treated as not having incurred a Break in Service as a result of his period or periods of Military Leave.

1.11.	Catch-up Contributions

“Catch-up Contributions” mean an eligible Participant’s contributions under Plan section 3.01(d) and Code section 414(v). Catch-up Contributions shall be disregarded for purposes of Plan sections 1.02 and 1.14.

1.12.	Code

“Code” means the Internal Revenue Code of 1986, as amended from time to time. Reference to a section of the Code shall include that section and any comparable section or sections of any future legislation that amends, supplements or supersedes said section.

1.13.	Compensation

(a)           “Compensation” means an Employee’s wages, salary and other amounts received (without regard to whether an amount is paid in cash) for personal services actually rendered in the course of employment with the Employer to the extent that the amounts are includible in gross income (including, by way of example, overtime, bonuses and commissions, compensation for services on the basis of a percentage of profits, tips, and premium pay). Compensation excludes foreign source income, accountable and non-accountable expense reimbursements or other expense allowances, severance pay, cash and non-cash fringe benefits, moving expenses (whether or not deductible), long-term disability, taxable medical reimbursements, non-taxable fringe benefits, and sick pay. Compensation also excludes (1) employer contributions to a plan of deferred compensation which are not includable in the Employee’s gross income for the taxable year in which contributed, or employer contributions under a “simplified employee pension” as defined in Code section 408(k), to the extent such contributions are deductible by the Employee, or any distributions from a plan of deferred compensation; (2) amounts realized from the grant or exercise of a non-qualified stock option, or when restricted stock (or property) held by the Employee either becomes freely transferable or is no longer subject to a substantial risk of forfeiture or with respect to which a Code section 83(b) election is made; (3) amounts realized from the sale, exchange or other disposition of stock acquired under a qualified stock option plan; and (4) other amounts which receive special tax benefits or contributions made by the Employer (whether or not under a salary reduction agreement) for the purchase of an annuity described in Code section 403(b) (whether or not the amounts are actually excludable from the gross income of the Employee). Compensation includes taxable group term insurance premiums and any elective deferral contributions (as defined in Code section 402(g)(3)) and any amount which is contributed or deferred by the Employer at the election of the Employee and which is not includible in the gross income of the Employee by reason of Code sections 125, 132(f)(4), 403(b), or 457.

(b)           Amounts shall be treated as Compensation in the calendar year of receipt by the Participant.

(c)           Dollar Limitation. Notwithstanding anything herein to the contrary, the annual Compensation of each Participant taken into account in determining allocations for any Plan Year, shall not exceed $225,000, as adjusted for cost-of-living increases in accordance with Code section 401(a)(17)(B). Compensation means Compensation during the Plan Year (the determination period). The cost-of-living adjustment in effect for a calendar year applies to annual Compensation for the determination period that begins with or within such calendar year.

(d)           Notwithstanding the preceding, to facilitate the efficient administration of the Plan and interface with any Employer’s payroll system, for purposes of determining the amount of Compensation that may be taken into account for purposes of the Code section 401(a)(17) annual limitation, Compensation shall include either — depending on which is more favorable to the affected Participant — all Compensation earned through the applicable pay period, or the sum of all pro-rated amounts of Compensation through the applicable pay period where the pro-rated amount as to any affected Participant for each pay period is the applicable annual limit divided by the number of pay periods in the Plan Year applicable to such Participant (adjusted to reflect changes in status). In no event may the amount of Compensation that is taken into account exceed a Participant’s actual compensation through the applicable pay period.

(e)           During Military Leave. Any Employee returning from Military Leave while his or her reemployment rights are protected by USERRA shall be treated as having received Compensation during his or her Military Leave equal to either (i) the Compensation the Employee would have received from an Employer but for the Military Leave, or (ii) if the Compensation the Employee would have received during the period of Military Leave is not reasonably certain, the Employee’s average base compensation during the 12-month period immediately preceding the Military Leave (or, if shorter, the period of employment immediately preceding the Military Leave).

1.14.	Contribution Percentage

“Contribution Percentage” means, with respect to a specified group of Employees for a Plan Year, the average of the ratios, calculated separately for each Employee in that group, of

(a)           the sum of the Employee’s Employer Matching Contributions and After-Tax Contributions for that Plan Year, to

(b)	his Statutory Compensation for the Plan Year.

The ratios and the Contribution Percentage for each specified group of Employees shall be calculated to the nearest hundredth of a percentage point. The ESOP and non-ESOP components of the Plan will be treated as a single plan for testing purposes.

1.15.	401(k) Account

“401(k) Account” means the subaccount to which shall be credited the 401(k) Contributions made on a Participant’s behalf pursuant to Plan section 3.01 and Catch-Up Contributions under Plan section 3.01(d) and Code section 414(v).

1.16.	Defined Benefit Plan

“Defined Benefit Plan” means any qualified plan which is not a Defined Contribution Plan; however, in the case of a Defined Benefit Plan which provides a benefit which is based partly on the balance of the separate account of a Participant, that plan shall be treated as a Defined Contribution Plan to the extent benefits are based on the separate account of a Participant and as a Defined Benefit Plan with respect to the remaining portion of the benefits under the plan.

1.17.	Defined Contribution Plan

“Defined Contribution Plan” means a qualified plan that is a pension, profit-sharing or stock bonus plan and which provides for an individual account for each Participant and for benefits based solely upon the amounts allocated to the Participant’s account, and any income, expenses, gains and losses, and any forfeitures of accounts of other Participants which may be allocated to that Participant’s accounts.

1.18.	Disability

“Disability” means that the Participant can no longer continue in the service of his Employer because of a mental or physical condition that is likely to result in death or is expected to continue for a period of at least six months. A Participant shall be considered to have incurred a Disability only if he is eligible to receive a disability benefit under the terms of the Federal Social Security Act.

1.19.	Early Retirement Age

“Early Retirement Age” means the Participant’s attainment of age 55 with 10 full years of participation in the Plan. If a Participant separates from service before satisfying the age requirement for early retirement, but has satisfied the participation requirement, the Participant will be entitled to elect an early retirement benefit upon satisfaction of such age requirement.

1.20.	Earnings

“Earnings” means the amount of earnings to be returned with any Excess Deferrals, Excess Contributions or Excess Aggregate Contributions under Plan sections 3.01 or 3.08 as determined in accordance with regulations prescribed by the Secretary of the Treasury under the provisions of Code sections 402(g), 401(k) and 401(m). Earnings shall include Gap Period Income. “Gap Period Income” means an adjustment for income for the period between the end of the Plan Year and the distribution of Excess Contributions or Excess Aggregate Contributions that must be made for the Plan Years 2006 and 2007 (e.g., the Actual Deferral Percentage Test performed in 2007 for the 2006 Plan Year and the Actual Deferral Percentage test performed in 2008 for the 2007 Plan Year). The Employer may select any method of allocating Gap Period Income that satisfies the requirements of Treasury Regulation section 1.401(k)-2(b)(2)(iv).

1.21.	Effective Date

“Effective Date” means the original effective date of the Plan, which was May 1, 2000. Except as expressly provided to the contrary herein or as otherwise required by law to be effective as of an earlier or later date, the effective date of this restatement shall be January 1, 2007.

1.22.	Eligible Employee

“Eligible Employee” means any Employee who is classified as a Regular Associate or a Temporary or Interim Employee.

1.23.	Employee

(a)           “Employee” means any common law employee who is employed by and actually rendering services for an Employer, and who is classified as an employee by such Employer for U.S. federal income tax withholding purposes (whether or not such classification is ultimately determined to be correct as a matter of law).

(b)           Exclusions. The term Employee excludes all (i) Leased Employees; (ii) non-resident aliens; (iii) independent contractors; (iv) reclassified employees (persons formerly treated as independent contractors by an Employer who it subsequently agrees to retroactively treat or reclassify as common law employees); (v) any person who is included in a unit of employees covered by a collective bargaining agreement between an Employer and a collective bargaining unit. It is expressly intended that individuals not treated as common law employees by the Employer on its payroll records are to be excluded from Plan participation even if a court or administrative agency subsequently reclassifies such individuals as common law employees and not independent contractors.

1.24.	Employer

“Employer” means HomeBanc Corp., or where appropriate, any Affiliated Employer which has adopted or subsequently adopts the Plan in accordance with Plan section 13.02, including HomeBanc Mortgage Corporation, and their respective successors and assigns.

Unless otherwise specifically addressed or contemplated, actions by an Employer shall be actions of HomeBanc Corp.

1.25.	Employer Matching Contributions

“Employer Matching Contributions” means all amounts contributed on a Participant’s behalf pursuant to Plan section 3.03.

1.26.	Enrollment Date

“Enrollment Date” means, where applicable, a day as soon as practicable after an Employee’s deferral elections are received in accordance with procedures established by the Administrator.

1.27.	ERISA

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time. Reference to a section of ERISA shall include that section and any comparable section or sections of any future legislation that amends, supplements or supersedes said section.

1.28.	ESOP

“ESOP” means all amounts held in the HomeBanc Corp. Stock Fund that relates to (i) Employer Matching Contributions and (ii) Profit Sharing Contributions. Such portion of the Plan is intended to be a stock bonus plan, as defined in Treasury Regulation 1.401-1(b)(1)(iii), and an employee stock ownership plan, satisfying the requirements of Code section 4975(e)(7). Amounts constituting the ESOP are to be invested solely or 100% in HomeBanc Corp. Stock, except to the extent required to facilitate liquidity needs for operational purposes and subject to Plan section 4.05(b).

1.29.	Excess Aggregate Contributions

“Excess Aggregate Contributions” means, for any Plan Year, the amount, if any, by which the Participant’s After-Tax Contributions and Employer Matching Contributions actually made during such Plan Year on behalf of a Highly Compensated Employee exceeds the maximum amount of such contributions permitted under the limitations described in Plan section 3.08(c). To determine the total Excess Aggregate Contributions under the Plan for a Plan Year,

(a)           calculate the reduction in contributions made on behalf of Highly Compensated Employees in order of their Contribution Percentages, beginning with the highest of such percentages in accordance with Treas. Reg. Section 1.401(m)-1(e)(2); then

(b)	total the dollar amounts calculated in subsection (a).

Excess Aggregate Contributions are determined after first determining any Excess Deferrals and Excess Contributions.

1.30.	Excess Contributions

“Excess Contributions” means, for any Plan Year, the amount, if any, by which the Elective Deferrals made during such Plan Year by a Highly Compensated Employee exceeds the maximum amount of such contributions permitted under the limitations described in Plan section 3.08(a). To determine the total Excess Contributions under the Plan for a Plan Year,

(a)           calculate the reduction in contributions made on behalf of Highly Compensated Employees in order of their Actual Deferral Percentages, beginning with the highest of such percentages in accordance with Treas. Reg. Section 1.401(k)-1(f)(2); then

(b)	total the dollar amounts calculated in subsection (a).

Excess Contributions are determined after first determining any Excess Deferrals.

1.31.	Excess Deferrals

“Excess Deferrals” means the amount of elective deferrals that are includible in the Participant’s gross income under Code section 402(g) to the extent that such Participant’s elective deferrals for a taxable year exceed the applicable dollar amount under Code section 402(g). With respect to any taxable year, a Participant’s “elective deferrals” are the sum of all contributions made by an Employer on behalf of such Participant pursuant to:

(a)           any election to defer under any qualified cash or deferred arrangement as described in Code section 401(k) to the extent not includible in gross income for the taxable year under subsection (e)(3);

(b)           any simplified employee pension cash or deferred arrangement as described in Code section 402(h)(1)(B), or a savings incentive match plan for employees of small employers as described in Code section 408(p)(2)(A)(i);

(c)	any eligible deferred compensation under Code section 457;
(d)	any plan described under Code section 501(c)(18); and

(e)           any contribution made by an employer on behalf of a Participant for the purchase of an annuity contract under Code section 403(b) pursuant to a salary reduction election.

Catch-Up Contributions made pursuant to Plan section 3.01(d) and Code section 414(v) are not included in the computation of Excess Deferrals.

1.32.	Fiduciary Committee

“Fiduciary Committee” means the Fiduciary Committee appointed by the chief executive officer of HomeBanc Corp. to administer the Plan in accordance with Article X and to select, monitor and supervise the investment options available under the Plan (other than the HomeBanc Corp. Stock Fund as provided in Article XI).

1.33.	Fund or Investment Fund

“Fund” or “Investment Fund” means any investment medium which may be selected from time to time by the Fiduciary Committee for the investment of a Participant’s balances under the Plan. The Fiduciary Committee shall have no responsibility for or with respect to the HomeBanc Corp. Stock Fund which are made available by the settlor. The Fiduciary Committee shall be responsible for the selection and retention of all other Investment Funds made available to Participants other than the HomeBanc Corp. Stock Fund.

1.34.	Highly Compensated Employee
(a) “Highly Compensated Employee” means:

(1)           a common law employee of the Employer or an Affiliated Employer who was at any time during the Plan Year or the preceding Plan Year a five percent owner (as defined in Code section 416(i)(1)); or

(2)           a common law employee of the Employer or an Affiliated Employer who received Statutory Compensation in excess of $100,000 (as adjusted from time to time to reflect changes in the cost of living in accordance with the Code and applicable regulations) for the preceding Plan Year.

(A)          Only those employees with Statutory Compensation in excess of $100,000 (as adjusted from time to time to reflect change in the cost of living) for the preceding Plan Year who are among the top 20 percent of all employees of Employers and the applicable Employer’s Affiliated Employers in Statutory Compensation (the top-paid group) for the previous Plan Year will be considered Highly Compensated Employees.

(B)          An employee’s Statutory Compensation shall be the compensation paid during the calendar year beginning with or within the previous Plan Year.

(b)           Top-Paid Group. For purposes of determining the number of Employees in the top-paid group under subsection (a)(2)(A) above, the following Employees shall be excluded:

(1)	Employees who have not completed six (6) months of service;

(2)           Employees who normally work less than seventeen and one-half (17½) hours per week;

(3)           Employees who normally work not more than six (6) months during any year;

(4)	Employees who have not attained age twenty-one (21);

(5)           except to the extent provided in Treasury regulations, Employees who are included in a unit of employees covered by an agreement that the Secretary of Labor finds to be a bargaining agreement between employee representatives and the Employer or an Affiliated Employer; and

(6)           Employees who are nonresident aliens and who receive no earned income (within the meaning of Code section 911(d)(2)) from the Employer or an Affiliated Employer which constitutes income from sources within the United States (within the meaning of Code section 861(a)(3)).

1.35.	HomeBanc Corp. Stock

“HomeBanc Corp. Stock” means the voting common stock, $.01 par value per share, of HomeBanc Corp. which constitutes “qualifying employer securities,” as defined in Code section 4975(e)(8).

1.36.	Hour of Service

“Hours of Service” means:

(a)           Work Hours. Each hour for which an Employee is directly or indirectly paid for the performance of duties, to be credited to the Employee for the computation period in which the duties are performed.

(b)           Non-Work Hours. Each hour for which an Employee is directly or indirectly paid, or entitled to payment, by the Employer for reasons other than the performance of duties (irrespective of whether the employment relationship has terminated due to vacation, holiday, illness, incapacity (including disability), layoff, jury duty, military duty prior to December 12, 1994, or leave of absence).

(1)           Maximum Hours. No more than 501 Hours of Service will be credited under this subsection for any single continuous period (whether or not such period occurs in a single computation period).

(2)           Exclusions. No Hours of Service are credited under this subsection (b) to an individual with respect to any payment that is made or is due under a plan maintained solely for the purposes of complying with applicable worker’s compensation or unemployment compensation or disability insurance laws, or for a payment that solely reimburses an individual for his medical or medically related expenses incurred.

(3)           Source of Payment. For purposes of this subsection (b), a payment is deemed to be made by or be due from an Employer or an Affiliated Employer regardless of whether it is made by or due from an Employer or an Affiliated Employer directly, or indirectly through a trust fund to which the Employer or Affiliated Employer contributes or pays premiums and regardless of whether contributions made or due to the trust fund, or other entity are for the benefit of particular employees or on behalf of a group of employees in the aggregate.

(c)           Back Pay. Each hour for which back pay, irrespective of mitigation of damages, is either awarded or agreed to by the Employer excluding any hour credited under subsection (a) or (b). These Hours of Service shall be credited to the Employee for the computation period or periods to which the award or agreement pertains, rather than the computation period in which the award, agreement or payment is made.

(d)           Military Leave. Each hour during a period in which an individual would have performed services for and been compensated by an Employer or an Affiliated Employer but for the fact that such individual was on a military leave of absence for service in the Uniformed Services, provided the individual entered such service directly from the employ of an Employer or an Affiliated Employer, was discharged from such service and was reemployed by an Employer or an Affiliated Employer on or after December 12, 1994, within the period during which his employment rights as a veteran are protected by law. Hours credited under this subsection shall be calculated, but not limited, in accordance with subsection (b).

(e)           Leave of Absence. Each hour attributable to a period of service with respect to which an Employee is not paid or entitled to payment (including an approved leave of absence). For purposes of this subsection, the number of Hours of Service attributable to any such period of service shall be determined by the Administrator on a basis consistent with the Employee’s customary work week. The provisions of Labor Regulations sections 2530.200b-2(b) and (c) are incorporated herein by reference.

(f)            Leased Employees. Hours of Service shall be credited for any individual considered an Employee for purposes of this Plan under Code section 414(n) or (o) and the Regulations thereunder.

(g)           Equivalencies. Hours of Service shall be credited on the basis of the actual hours for which an individual is paid or entitled to payment. Any method for crediting Hours of Service shall apply on a uniform basis to all Employees.

(h)           Service for Affiliate. An Employee shall receive credit for Hours of Service performed for an Affiliated Employer in the same manner and to the same extent as though such Service had been performed for the Employer. For purposes of the Plan, an owner-Employee shall accrue credit for Hours of Service in the same manner and to the same extent as though he were an Employee. Further, Hours of Service with First Horizon National Corporation f/k/a First Tennessee Bank shall be recognized for purposes of the Plan, to the extent such hours would be recognized hereunder if First Horizon National Corporation f/k/a First Tennessee Bank had been an Affiliated Employer.

(i)            Purpose. Hours of Service are counted for the purposes of determining a Year of Service, a Break in Service, and employment commencement (or reemployment commencement) dates.

(j)            Parental Leave. Solely for purposes of determining, for participation and vesting purposes, whether a Break in Service has occurred, an Employee who is absent from work for maternity or paternity reasons shall receive credit for

(1)           Hours of Service. If the Employer has specified that Years of Service will be based on Hours of Service, the Hours of Service which would otherwise have been credited to such individual but for such absence, or in any case in which such hours cannot be determined, eight Hours of Service per day of such absence up to a maximum of 501 Hours of Service. If such an Employee should incur a Break in Service in the computation period in which such absence began, such hours shall be credited to that computation period. If such Employee would not incur such a Break in Service in the first computation period, such hours shall be credited to the next succeeding computation period. The Hours of Service to be so credited shall be determined pursuant to Department of Labor Regulations Sections 2530.200b-2(b) and (c), as amended from time to time.

(2)           Parental Leave Defined. For purposes of this subsection, an absence from work for maternity or paternity reasons means an absence (A) by reason of the pregnancy of the individual, (B) by reason of a birth of a child of the individual, (C) by reason of the placement of a child with the individual in connection with the adoption of such child by such individual, or (D) for purposes of caring for such child for a period beginning immediately following such birth or placement.

(k)           Family and Medical Leave Act. Solely for purposes of determining, for participation and vesting purposes, whether a Break in Service has occurred in a computation period, an Employee who takes leave under the Family and Medical Leave Act will receive credit for the Hours of Service that normally would have been credited to such individual but for such leave. The total number of Hours of Service that can be credited under this subsection cannot exceed 501, and such Hours of Service shall be credited (i) in the computation period in which the absence began if necessary to prevent the Break in Service in that period, or (ii) in all other cases, in the following computation period. Any individual who receives credit for Hours of Service for a maternity or paternity leave of absence under subsection (j) will not receive credit for those same Hours of Service under this subsection (k).

1.37.	Information Date

“Information Date” means the date the Participant receives the information required by Plan section 9.01.

1.38.	Leased Employee

“Leased Employee” means a person who is not otherwise an Employee and who, pursuant to an agreement between an Employer and another person (a “leasing organization”), has performed services for an Employer, or for an Employer and related persons (determined in accordance with Code section 414(n)(6)), on a substantially full time basis for a period of at least one year, and such services are performed under the primary direction or control of an Employer, or of an Employer and related persons (determined in accordance with Code section 414(n)(6)).

1.39.	Limitation Year

“Limitation Year” means the calendar year.

1.40.	Match Account

“Match Account” means the subaccount to which shall be credited the Employer Matching Contributions made on a Participant’s behalf.

1.41.	Military Leave

“Military Leave” means the performance of duty on a voluntary or involuntary basis in a Uniformed Service under competent authority and includes active duty, active duty for training, initial active duty for training, inactive duty training, full-time National Guard duty, a period for which a person is absent from a position of employment for the purpose of an examination to determine the fitness of the person to perform such duty, and any other absence qualifying as “service in the uniformed services” within the meaning of USERRA. Notwithstanding the preceding, Military Leave does not include service in a Uniformed Service that terminates as a result of separation of the Participant from such Uniformed Service under other than honorable conditions, as set forth in USERRA.

1.42.	Normal Retirement Age

“Normal Retirement Age” means the Participant’s attainment of age 65.

1.43.	Participant

“Participant” means any Eligible Employee who has satisfied the applicable eligibility requirements and elected to become a Participant in the Plan or has an Account in the Plan or, solely with respect to investments, earnings allocations and distributions, any former Employee whose Account in the Plan has not yet been distributed.

1.44.	Participant Contributions

“Participant Contributions” means a Participant’s After-Tax, 401(k), or Catch-up Contributions, determined as a percentage of a Participant’s Compensation and directly or indirectly contributed by or on behalf of a Participant pursuant to Plan sections 3.01 or 3.02.

1.45.	Payment Starting Date

“Payment Starting Date” means a date that cannot be earlier than 30 days or later than 90 days after the Participant receives the information required by Plan section 9.01 unless he waives the 30-day notice requirement pursuant to that Plan section.

1.46.	Plan

“Plan” means the HomeBanc Mortgage Corporation 401(k) Retirement Plan. The Plan is intended to be a profit sharing and stock bonus plan and an employee stock ownership plan (within the meaning of Code section 4975(e)(7)). Notwithstanding the existence of the profit sharing, stock bonus, 401(k), 401(m), and ESOP components of the Plan, the components shall together constitute a “single plan” for purposes of Code section 414(l). There shall be no transfers of assets between the Participant and Rollover Contribution components of the Plan and the Employer Match and Profit Sharing components of the Plan.

1.47.	Plan Year

“Plan Year” means the 12-month period commencing each January 1 and ending each subsequent December 31.

1.48.	Profit Sharing Account

“Profit Sharing Account” means the subaccount to which shall be credited Employer contributions made on a Participant’s behalf pursuant to Plan section 3.04 and earnings on those contributions.

1.49.	Regular Associates

“Regular Associates” means individuals who are not Temporary Employees.

1.50.	Required Beginning Date

“Required Beginning Date” means April 1 of the calendar year following the later of (i) the calendar year in which a Participant separates from service, or (ii) the calendar year in which a Participant attains age seventy and one-half (70½). Notwithstanding the preceding, the Required Beginning Date of a Participant who is a five percent owner (as defined in Code section 416(i)(1)), of the Employer, is April 1 of the calendar year following the calendar year in which such Participant attains age seventy and one-half (70½).

1.51.	Retirement

“Retirement” means, except as noted below, as of any date of determination, the Participant’s early retirement, disability retirement, retirement as of the first day of the month coincident with or next following the Participant’s attainment of his Normal Retirement Age or the retirement of a Participant after the first day of the month coincident with or next following his Normal Retirement Age as described hereunder. Normal Retirement means the Participant’s termination of employment with the Employers and all Affiliated Employers.

1.52.	Rollover Account

“Rollover Account” means the subaccount to which shall be credited the Rollover Contributions made by an Employee and earnings on those contributions.

1.53.	Rollover Contributions

“Rollover Contributions” means all amounts contributed pursuant to Plan section 3.05(a).

1.54.	Spousal Consent

“Spousal Consent” means written consent given by a Participant’s Spouse to a designation made by the Participant of a specified Beneficiary other than his Spouse. The designated Beneficiary shall not be changed unless further Spousal Consent is given. That consent must be duly witnessed by a Plan representative or notary public and shall acknowledge the effect on the Spouse of the Participant’s election. The requirement for Spousal Consent may be waived by the Administrator if it is established to the Administrator’s satisfaction that there is no Spouse, or that the Spouse cannot be located, or that such other circumstances exist as may be permitted by applicable law. Spousal Consent shall be applicable only to the particular Spouse who provides the consent.

1.55.	Spouse or Surviving Spouse

“Spouse” means, unless otherwise provided in a Qualified Domestic Relations Order pursuant to Plan section 12.03, a person of the opposite sex to whom the Participant was married, as determined under the laws of the jurisdiction in which the Participant resided at the time of determination, at the earlier of his Payment Starting Date or the date of his death.

1.56.	Statutory Compensation

(a)           “Statutory Compensation” means the wages, salary, and other amounts received (without regard to whether or not an amount is paid in cash) by an Employee for personal services actually rendered in the course of employment with the Employer or Affiliated Employer maintaining the Plan to the extent that such amounts are includible in gross income (including by way of example, overtime, bonuses and commissions, compensation for services on the basis of a percentage of profits, bonuses, fringe benefits, reimbursements, and expense allowances). Statutory Compensation shall also include amounts pursuant to Code sections 402(e)(3), 402(h), and 403(b), and amounts contributed to any welfare benefit or qualified transportation fringe benefit plans maintained by the Employer through a reduction in the Employee’s compensation, which, pursuant to Code sections 125 or 132(f)(4), respectively, are not included in the gross income of the Employee for the taxable year in which such amounts are contributed.

For purposes of this definition, amounts that are not available to a Participant in cash in lieu of group health coverage because the Employee is not able to certify that he or she has other health coverage shall be treated as amounts that were not includible in the gross income of such Participant by reason of Code section 125, or as “deemed section 125 compensation;” provided, however, that an amount is permitted to be treated as “deemed section 125 compensation” only if the Employer does not otherwise request or collect information regarding the Participant’s other health coverage as part of the enrollment process for the health plan.

(b)	Statutory Compensation shall exclude the following

(1)          Employer contributions to a plan of deferred compensation which are not includible in the Employee’s gross income for the taxable year in which contributed, or Employer contributions under a “simplified employee pension,” as defined in Code section 408(k), to the extent such contributions are deductible by the Employee, or any distributions from a plan of deferred compensation;

(2)          amounts realized from the exercise of a non-qualified stock option, or when restricted stock (or property) held by the Employee either becomes freely transferable or is no longer subject to a substantial risk of forfeiture;

(3)          amounts realized from the sale, exchange or other disposition of stock acquired under a qualified stock option plan; and

(4)           other amounts which receive special tax benefits or contributions made by the Employer (whether or not under a salary reduction agreement) towards the purchase of an annuity described in Code section 403(b) (whether or not the amounts are actually excludable from the gross income of the Employee).

(c)           Statutory Compensation for Plan purposes may not exceed $225,000 or such adjusted dollar amount announced by the Secretary of the Treasury or his delegate in accordance with Code section 401(a)(17)(B). The cost-of-living adjustment in effect for a calendar year shall apply to any determination period beginning in such calendar year.

1.57.	Temporary or Interim Employees

“Temporary or Interim Employees” are individuals who are hired to normally work for the Employer for a period of 90 days or less per Plan Year or otherwise for a temporary or specific assignment of limited duration.

1.58.	Trust Fund

Trust Fund means the assets of the Plan held in trust by one or more Trustees or Custodians pursuant to the terms of a Trust Agreement or custody agreement and the Plan.

1.59.	Trustee

“Trustee” or “Trustees” or “Custodian” mean the person, persons, entity or entities appointed by the Board or its delegate to hold part or all of the assets of the Plan as provided in Article XI.

1.60.	Uniformed Service

“Uniformed Service” means the Armed Forces; the Army National Guard and the Air National Guard when engaged in active duty training, inactive duty training, or full-time National Guard duty; the commissioned corps of the Public Health Service; and any other category of persons designated by the President of the United States in time of war or emergency.

1.61.	USERRA

“USERRA” means the Uniformed Services Employment and Reemployment Rights Act of 1994.

1.62.	Valuation Date

“Valuation Date” means each business day of the Plan Year that the United States financial markets are open.

1.63.	Year of Service

“Year of Service” means as follows:

(a)	Years of Service and Breaks in Service shall be determined as follows:

The initial computation period shall be the 12-consecutive month period beginning with the date a Temporary or Interim Employee first performs an Hour of Service with the Employer (employment commencement date). The computation period after the initial computation period which shall be used for purposes of measuring the completion of a Year of Service shall be the Plan Year which includes the first anniversary of the Temporary or Interim Employee’s employment commencement date.

(b)           Year of Service means a Plan Year (beginning with the Plan Year that includes the date an Employee is first credited with an Hour of Service for the performance of duties with the Employer) in which an Employee is credited with at least 1,000 Hours of Service.

(c)          In calculating a Participant’s Years of Service for purposes of determining the nonforfeitability of a Participant’s Matching and Profit Sharing Account, a Participant shall be deemed to have earned Years of Service equal to the product of (i) the number of calendar months (or a fraction thereof) that the Participant was absent from employment due to Military Leave, and (ii) the average Hours of Service per month the Participant earned during the 12-month period immediately preceding the Military Leave (or, if shorter, the period of the

Participant’s employment with the Employer immediately preceding the Military Leave) if the Participant’s reemployment with the Employer or an Affiliated Employer is in accordance with USERRA.

(d)          For purposes of eligibility and vesting, an individual who is a Leased Employee of an Employer and who subsequently becomes an Employee of an Employer shall, subject to the Plan’s Break in Service rules, receive credit for all Years of Service he is deemed to have completed for an Employer.

(e)          Additionally, for purposes of eligibility and vesting, an individual shall not receive any credit for any time during which he is working as an independent contractor.

(f)            Periods of approved leave of absence not in excess of two years shall be counted as service to the extent determined by the Administrator on the basis of established uniform and nondiscriminatory rules.

ARTICLE II

PARTICIPATION

2.01.	Initial Eligibility to Participate

(a)           Each Employee who is a Participant in the Plan on December 31, 2006, continues to be a Participant so long as he continues to be employed by the Employer as an Eligible Employee or, solely for purposes of the Plan’s investment earnings allocation and distribution provision, is entitled to benefits from the Plan.

(b)           Each other Regular Associate is eligible to participate in the Plan on the day on which he first completes an Hour of Service for the Employer following his employment or reemployment, and continues to be a Participant as long as he continues to be employed by an Employer as an Eligible Employee or, solely for purposes of the Plan’s investment earnings allocation and distribution provision, is entitled to benefits from the Plan.

(c)           Each Temporary or Interim Employee is eligible to participate on the day on which he completes a Year of Service in accordance with Plan section 1.63(a) and continues to be employed by an Employer as an Eligible Employee or, solely for purposes of the Plan’s investment earnings allocation and distribution provision, is entitled to benefits from the Plan.

2.02.	Eligibility to Make Contributions

(a)           Enrollment. Each Eligible Employee may begin making Participant Contributions as soon as administratively practicable following the date he satisfies the eligibility criteria of Plan section 2.01 and enrolls in the Plan in a manner prescribed by the Administrator, including:

(1)           designating the percentage of Compensation he wishes to contribute under the Plan or making the election described in Plan section 3.01, or both, or declining to make such contributions or election;

(2)           authorizing the Employer to make regular payroll deductions or to reduce his Compensation, or both; and

(3)	making an investment election.

(b)           Beneficiary Designation. Each Participant may designate a Beneficiary in the manner prescribed by the Administrator.

Each Eligible Employee must have an effective opportunity to make the designations or elections described herein at least once during each Plan Year.

2.03.	Reemployment of Former Employees and Former Participants

Any person reemployed by the Employer as an Eligible Employee may commence making Participant Contributions as soon as he has satisfied any applicable eligibility requirements and as soon as administratively practicable following receipt by the Administrator of such instructions.

(a)           Reemployment Prior to One-Year Break in Service. If any Participant has terminated employment, and is reemployed by the Employer before a Break in Service, he shall continue to participate in the Plan in the same manner as if such termination had not occurred.

(b)           Reemployment After One-Year Break in Service. Service shall not include, with respect to any Employee who is not vested in his Account under Plan article VI, service prior to a Break in Service if the aggregate number of consecutive Breaks in Service of such Employee equals or exceeds five (exclusive of any Years of Service excluded under this exception).

(1)           Prior Service Disregarded. If all of a Participant’s Years of Service are disregarded pursuant to this subsection (b), such Participant will be treated as a new Employee for purposes of this Article, and will become a Participant in accordance with Plan section 2.01.

(2)           Prior Service Not Disregarded. If a Participant’s Years of Service may not be disregarded pursuant to this subsection (b), such Participant shall continue to participate in the Plan, or, if terminated, shall participate immediately upon reemployment.

(c)           Military Leave. A Participant who is reemployed after an absence from employment due to Military Leave which is less than five years in the aggregate and whose reemployment satisfies the conditions required under USERRA shall be treated as not having incurred a Break in Service as a result of a period or periods of Military Leave.

2.04.	Transferred Participants

(a)           Loss of Employee Status. A Participant who (i) remains in the employ of an Employer but ceases to be an Eligible Employee or (ii) transfers to another Employer or to an Affiliated Employer which does not participate in the Plan, shall not be deemed to have “terminated employment” for purposes of this Plan until he is no longer employed by an Employer or any Affiliated Employer.

(b)           Employee Status. Notwithstanding Plan section 2.01, an individual who is originally employed by an Employer or an Affiliated Employer other than as an Employee or by non-participating Affiliated Employer shall be eligible to become a Participant on the date he is employed as an Employee; provided, however, prior service of individuals excluded under Plan subsections 1.23(b)(ii), (iii) and (iv) shall not be recognized for this purpose. Upon becoming a Participant such an individual may commence making Participant Contributions as soon as administratively practicable following his enrollment in accordance with Plan section 2.02.

2.05.	Termination of Participation

A Participant’s participation shall terminate, subject to Plan section 2.04(a), on the date he terminates employment with the Employer and all Affiliated Employers unless the Participant is entitled to benefits under the Plan, in which event his participation shall continue for purposes of the investment, earnings allocation and distribution provisions until his benefits are fully distributed.

ARTICLE III

CONTRIBUTIONS

3.01.	Pre-Tax Contributions

(a)           In General. A Participant may elect, in a manner prescribed by the Administrator, to reduce his Compensation payable while an Employee by not less than 1% and not more than 45%, in multiples of 1%, and have that amount contributed to the Plan by the Employer as 401(k) Contributions in a manner to be determined by the Administrator. However, if the sum of the percentages of 401(k) Contributions and After-Tax Contributions elected by the Participant would exceed 50%, then the affected Participant must first reduce the Participant’s Contributions under Plan section 3.02 and then under this Plan section 3.01, so that such sum equals 50%. 401(k) Contributions shall be promptly paid to the Trustee and in no event later than the deadline set forth in Department of Labor Regulation 2510.3-102. 401(k) Contributions shall be made only after the Participant performs the services with respect to which the 401(k) Contributions are to be made (or after the date the Participant otherwise would have received in cash the Compensation being deferred as a 401(k) Contribution, if earlier), unless otherwise provided in the applicable regulations. 401(k) Contributions shall be limited as provided in Plan sections 3.08 and 3.09 and subsection (b) below.

(b)           Limitations. In no event shall the Participant’s reduction in Compensation and the corresponding 401(k) Contributions made on his or her behalf by the Employer and the Affiliated Employers in any calendar year cause an Excess Deferral.

(1)           The 401(k) Contributions of a Participant who is not eligible to make Catch-Up Contributions, as defined in subsection (e) hereof, and whose 401(k) Contributions in a taxable year equal or exceed the applicable dollar limitation set forth in Code section 402(g)(1)(B), shall be converted to After-Tax Contributions. The 401(k) Contributions of a Participant who is eligible to make Catch-Up Contributions, as described in Plan section 3.01(e), and whose 401(k) Contributions in a taxable year exceed the Code section 402(g)(1)(B) limit, shall be treated as Catch-Up Contributions for the taxable year and thereafter may be recharacterized as After-Tax Contributions.

(2)           Each Participant affected by this subsection (b) shall be afforded a special opportunity to change or suspend the rate at which he makes Participant or Catch-Up Contributions. Any such change or suspension shall not count as a change or suspension for purposes of Plan section 3.07. As of the first pay period of the following calendar year, the Participant’s election of 401(k) Contributions shall again become effective in accordance with his election as in effect before application of this subsection (b). The Administrator shall establish such rules as it deems advisable to implement this subsection (b).

(c)           Excess Deferrals. If a Participant makes 401(k) Contributions under another Defined Contribution Plan for any calendar year and those contributions when added to his 401(k) Contributions under this Plan cause an Excess Deferral for that calendar year, the Participant may allocate all or a portion of such Excess Deferral to this Plan. In that event, the

Excess Deferrals, with Earnings thereon, as allocated shall be returned to the Participant no later than the April 15 following the end of the calendar year in which the Excess Deferrals were made. However, the Plan shall not be required to return Excess Deferrals unless the Participant notifies the Administrator, in writing, by March 1 of that following calendar year of the amount of the Excess Deferrals allocated to this Plan.

The amount of any Excess Deferrals to be returned under this subsection (c) for any calendar year shall be reduced by any Excess Contributions previously returned to the Participant under Plan section 3.08(b) for the Plan Year beginning in that calendar year. In the event any 401(k) Contributions returned under this subsection (c) were matched under Plan section 3.03, the corresponding Employer Matching Contributions, with Earnings thereon, shall be returned to the Participant.

(d)           Catch-Up Contributions. Any Employee who is eligible to make 401(k) Contributionsunder the Plan and who will have attained age 50 by the end of the applicable tax year shall be eligible to make Catch-Up Contributions in accordance with, and subject to the limitations of, Code section 414(v) and the regulations thereunder. Such Catch-Up Contributions shall not be taken into account for purposes of the provisions of the Plan implementing the required limitations of Code sections 402(g) and 415. The Plan shall not be treated as failing to satisfy the provisions of the Plan implementing the requirements of Code sections 401(a)(4), 401(a)(30), 401(k)(3), 401(k)(11), 402(h), 403(b), 408(a), 408(b), 408(k), 408(p), 410(b), 416, or 457(b)(2), as applicable, as a result of such contributions. Catch-Up Contributions under this subsection (d) shall not be eligible for and will not receive Employer Matching Contributions. Only otherwise eligible Participants who have (i) made the maximum 401(k) Contributions under Plan section 3.01(a); (ii) made 401(k) Contributions equal to the Code section 402(g) applicable dollar limit; or (iii) had 401(k) Contributions limited by the Actual Deferral Percentage Test in Plan section 3.08 for such Plan Year, shall be eligible to make Catch-Up Contributions for such Plan Year. As of the last day of the Plan Year or other applicable times as determined by the Administrator, the Administrator may recharacterize Catch-Up Contributions as 401(k) Contributions or vice versa, to the extent necessary to satisfy the requirements of Code section 414(v). Necessary recharacterizations shall occur prior to performing discrimination testing required under Plan section 3.08. Note, if a 401(k) Contribution is recharacterized as a Catch-up Contribution, any Employer Matching Contribution on the recharacterized 401(k) Contribution shall be forfeited. Similarly, any Catch-up Contributions that are recharacterized as 401(k) Contributions shall be entitled to an Employer Matching Contribution to the extent provided under the Plan.

3.02.	After-Tax Contributions

Each Participant may also elect, in a manner prescribed by the Administrator, to make After-Tax Contributions of up to 10% of his Compensation while an Employee. However, if the sum of the percentages of 401(k) Contributions and After-Tax Contributions elected by the Participant would exceed 50%, then the affected Participant must first reduce the Participant’s Contributions under this Plan section 3.02 and then under Plan section 3.01, so that such sum equals 50%. After-Tax Contributions shall be made through payroll deductions in a manner to be determined by the Administrator and shall be promptly paid to the Trustee and in no event later than the 15th business day of the month following the month in which the Participant would have received such amounts in cash. After-Tax Contributions are not eligible for and do not receive Employer Matching Contributions.

3.03.	Employer Matching Contributions

(a)           Employer Discretion. Employer Matching Contributions for a payroll period or Plan Year shall be at the discretion of the Board of Directors or its delegate.

(b)           Allocation. Employer Matching Contributions, if any, shall be a percentage declared by the Board of Directors or its delegate. Employer Matching Contributions shall be made, at the discretion of the Board of Directors, either in (i) full and/or fractional shares of HomeBanc Corp. Stock, (ii) cash to be invested in full and/or fractional shares of HomeBanc Corp. Stock, or (iii) cash to be allocated to an Investment Fund (other than the HomeBanc Corp. Stock Fund) and invested as directed by the Participant in accordance with Section 4.02(a). Employer Matching Contributions shall be allocated to a Participant’s Match Account. Employer Matching Contributions shall be made only with respect to 401(k) Contributions up to 6% of a Participant’s Compensation (the “Matching Percentage”). Employer Matching Contributions shall be allocated for the relevant payroll period or Plan Year and shall be paid to the Trustee as soon as practicable. Notwithstanding the preceding sentence, Employer Matching Contributions shall be made only after (i) the Participant performs the services with respect to which the related 401(k) Contributions are made (or the date the Participant otherwise would have received in cash the Compensation being deferred as a 401(k) Contribution, if earlier) and (ii) the Participant has made the deferral election with respect to such 401(k) Contributions, unless otherwise provided in the applicable regulations. To the extent Employer Matching Contributions are made for a relevant payroll period that is shorter than the Plan Year, and the Employer Matching Contribution is limited based on the Participant’s Compensation for the relevant payroll period, Employer Matching Contributions shall be “trued up” after the close of the Plan Year to make up any difference between the Employer Matching Contributions already made and the Employer Matching Contributions the Participant otherwise is entitled to receive with respect to his 401(k) Contributions compared to the Participant’s Compensation for the Plan Year.

3.04.	Profit Sharing Contributions

(a)           Employer Discretion. Profit Sharing Contributions for any Plan Year shall be at the discretion of the Board of Directors or its delegate.

(b)           Allocation. Profit Sharing Contributions, if any, shall be allocated at least annually but more frequently as determined by the Board of Directors or its delegate to the Profit Sharing Accounts of eligible Participants. In order to receive an allocation, a Participant must be an Employee on the applicable allocation date and have completed 300 Hours of Service for the relevant Plan Year, unless the Participant previously has terminated employment during such Plan Year as result of death, retirement or disability. Employer Profit Sharing contributions, if any, shall be allocated to each eligible Participant in an amount equal to the specified percentage of the eligible Participant’s Compensation (as of a date selected by the Plan Administrator preceding the allocation date) but subject to the above limit. Profit Sharing Contributions shall be made either in (i) full and/or fractional shares of HomeBanc Corp. Stock, (ii) cash to be invested in full and/or fractional shares of HomeBanc Corp. Stock, or (iii) cash to be allocated to an Investment Fund (other than the HomeBanc Corp. Stock Fund) and invested as directed by the Participant in accordance with Section 4.02(a).

3.05.	Rollover Contributions and Transfers

(a)           Rollover Contributions. Without regard to any limitations on contributions set forth in Plan section 3.09 or limitations on Participant Contributions set forth in Plan section 3.02, the Plan may receive from an Employee, in cash or in such other property as may be acceptable to the Administrator and the Trustee, any amount previously received by him from a conduit IRA, a qualified Code section 401(k) Plan or a Code section 403(b) plan, provided that such amount is eligible for rollover treatment to a qualified trust in accordance with Code section 402(a)(5) and the Employee provides evidence satisfactory to the Administrator that such amount qualifies for rollover treatment. The Rollover Contribution must be paid to the Trustee on or before the 60th day after the day it was received by the Participant.

(b)           Direct Transfers. The Plan may accept trustee to trustee transfers from other Defined Contribution Plans maintained by an Employer or an Affiliated Employer. All amounts shall be invested in accordance with the Participant’s investment election as though such amounts were contributions described in Plan section 4.02(b). Once allocated, amounts transferred shall be subject to all rules regarding the Accounts and Investment Funds in which such amounts have been placed.

3.06.	USERRA Contributions

(a)           Restoration Contributions. An Employee who is reemployed by an Employer after a period of Military Leave and whose reemployment satisfies the provisions of USERRA shall be entitled to make 401(k) Restoration Contributions, After-Tax Restoration Contributions, and Catch-Up Restoration Contributions to the Plan during the Account Restoration Period as set forth below. Further, such Employee shall be entitled to Profit-Sharing Contributions and/or Employer Matching Contributions by his or her Employer equal to the amount the Employer would have contributed on behalf of the Employee had the Employee not incurred Military Leave and had the Employee’s 401(k) Restoration Contributions actually been made during the period of Military Leave to which such Employer Matching Contributions relate. Earnings and forfeitures shall not be considered in determining the Employer’s obligation under this Plan section.

(b)           401(k) Restoration Contributions. 401(k) Restoration Contributions are contributions made to the Plan by an Employer, at the election of an Employee in lieu of Compensation and pursuant to a salary reduction election or other mechanism. An Employee’s 401(k) Restoration Contributions shall not exceed the amount of Compensation that the Employee could have deferred under the Plan during his Military Leave had the Employee remained employed by the Employer during the Military Leave. A Participant who makes contributions under subsection (f) below may not defer against that same income under this subsection (b). 401(k) Restoration Contributions may be in addition to any other contributions, including 401(k) Contributions, that the Employee may make to the Plan upon his return from Military Leave.

(c)           After-Tax Restoration Contributions. An Employee may make After-Tax Restoration Contributions to the Plan totaling an amount not greater than the After-Tax Contributions the Employee could have made to the Plan had the Employee not incurred a period of Military Leave. After-Tax Restoration Contributions may be in addition to any other contributions, including After-Tax Contributions, that the Employee may make to the Plan upon his return from Military Leave.

(d)           Catch-Up Restoration Contributions. An Employee may make Catch-Up Restoration Contributions to the Plan totaling an amount not greater than the Catch-Up Contributions the Employee could have made to the Plan had the Employee not incurred a period of Military Leave. Catch-Up Restoration Contributions may be in addition to any other contributions, including Catch-Up Contributions, that the Employee may make to the Plan upon his return from Military Leave.

(e)           Account Restoration. Notwithstanding any provision of the Plan to the contrary, and in addition to any other contributions to the Plan, an Employee may cause 401(k) Restoration Contributions, After-Tax Restoration Contributions, and Catch-Up Restoration Contributions to be made on his behalf only during the Account Restoration Period.

(f)            Account Restoration Period. The duration of a Participant’s Account Restoration Period shall equal the lesser of (i) the product of three and the duration of the Military Leave and (ii) five years. The Account Restoration Period commences on the date the Participant becomes reemployed by an Employer as an Employee following Military Leave.

(g)           Other Contributions. Notwithstanding the above, an Employer that continues part or all of a Participant’s Compensation during part or all of a period of Military Leave may allow such Participant to continue to make 401(k) or Catch-Up Contributions under Plan section 3.01 or After-Tax Contributions under Plan section 3.02. Such 401(k) Contributions may be matched by the Employer in accordance with Plan section 3.03. An Employer’s decision to continue part or all of a Participant’s Compensation shall be nondiscriminatory and shall apply to all Participants similarly situated.

3.07.	Change or Suspension of Contributions

(a)           Automatic Changes. The percentages of Compensation designated by a Participant under Plan sections 3.01 and 3.02 shall automatically apply to increases and decreases in his Compensation.

(b)           Participant-Initiated Changes. Subject to the provisions of Plan sections 3.01 and 3.02, a Participant may elect to change, suspend or reinstate the percentage of his authorized payroll deduction and/or Compensation reduction at least once during each Plan Year, by giving prior notice of such change in a manner approved by the Administrator. The revised election shall become effective as soon as administratively practicable and shall be effective only with respect to contributions made thereafter.

3.08.	Nondiscrimination Limitations

(a)           Limitation Based on Actual Deferral Percentage Based on Prior Year Testing: The Actual Deferral Percentage for a Plan Year for Participants who are Highly Compensated Employees and the prior Plan Year’s Actual Deferral Percentage for Participants who were Non-Highly Compensated Employees for the prior Plan Year may not exceed the greater of (1) or (2) where:

(1)           is the Actual Deferral Percentage for a Plan Year for Participants who are Highly Compensated Employees for the Plan Year shall not exceed the prior Plan Year’s Actual Deferral Percentage for Participants who were Non-Highly Compensated Employees for the prior Plan Year multiplied by 1.25; or

(2)           is the Actual Deferral Percentage for a Plan Year for Participants who are Highly Compensated Employees for the Plan Year shall not exceed the prior Plan Year’s Actual Deferral Percentage for Participants who were Non-Highly Compensated Employees for the prior Plan Year multiplied by 2.0, provided that the Actual Deferral Percentage for Participants who are Highly Compensated Employees does not exceed the Actual Deferral Percentage for Participants who were Non-Highly Compensated Employees in the prior Plan Year by more than 2 percentage points.

If more than ten percent of the Employer’s Non-Highly Compensated Employees are involved in a plan coverage change as defined in Section 1.401(k)-2(c)(4) of the regulations, then any adjustments to the Non-Highly Compensated Employee’s Actual Deferral Percentage for the prior Plan Year will be made in accordance with such regulations. This election to use prior year testing can only be changed if the Plan meets the requirements for changing to current year testing set forth in Notice 98-1 (or superseding guidance).

(b)           Avoiding or Correcting Excess Contributions: The Administrator may implement rules limiting the 401(k) Contributions which may be made on behalf of some or all Highly Compensated Employees so that the limitations of subsection (a) are satisfied. If the Administrator determines that the limitations under subsection (a) have been exceeded in any Plan Year, the following provisions shall apply:

(1)           The amount of 401(k) Contributions made on behalf of some or all Highly Compensated Employees shall be reduced as follows:

(A)          The 401(k) Contributions of the Highly Compensated Employee with the highest dollar amount of 401(k) Contributions shall be reduced by the amount required to cause that Highly Compensated Employee’s 401(k) Contributions to equal the dollar amount of the 401(k) Contributions of the Highly Compensated Employee with the next highest dollar amount of 401(k) Contributions. This amount is then distributed to the Highly Compensated

Employee with the highest dollar amount. If a lesser reduction, when added to the total dollar amount already distributed under this step, would equal the total Excess Contributions, the lesser reduction amount is applied.

(B)          This process in step (A) shall be repeated until the total Excess Contributions have been distributed.

(2)           401(k) Contributions subject to reduction under this subsection (b) (“Excess Contributions”), together with Earnings, shall be paid to the Participant before the close of the Plan Year following the Plan Year in which the Excess Contributions were made, and to the extent practicable within 2½ months of the close of the Plan Year in which the Excess Contributions were made. However, any Excess Contributions to be returned under this subsection (b) for any Plan Year shall be reduced by any Excess Deferrals previously returned to the Participant under Plan section 3.01(c) for the calendar year ending within that Plan Year. In the event any Excess Contributions returned under this subsection (b) were matched by Employer contributions, such corresponding Employer Matching Contributions, with Earnings thereon, shall be distributed to the Participant.

If these distributions are made, the Plan is treated as meeting the nondiscrimination test of Code section 401(k)(3) regardless of whether the Actual Deferral Percentage test, if recalculated after distributions, would satisfy Code section 401(k)(3).

If, and only if, the Administrator adopts appropriate rules to implement recharacterization of 401(k) Contributions, the Participant may elect, in lieu of a return of the Excess Contributions, to recharacterize the Excess Contributions to the Plan as After-Tax contributions for the Plan Year in which the Excess Contributions were made. Notwithstanding the previous sentence, if such Participant is eligible to make Catch-Up Contributions under Plan section 3.01(d) and Code section 414(v), any Excess Contribution shall be recharacterized as a Catch-Up Contribution for the Plan Year in which the Excess Contribution was made. Recharacterized Excess Contributions shall be subject to the provisions of the Plan as though the Excess Contributions were Catch-Up Contributions or After-Tax Contributions, as appropriate, except that such contributions shall be considered Participant Contributions made in the Plan Year to which the Excess Contributions relate for purposes of subsection (c) below. The Participant’s election to recharacterize Excess Contributions shall be made within 2½ months of the close of the Plan Year in which the Excess Contributions were made or within such shorter period as the Administrator may prescribe. In the absence of a timely election by the Participant, the Administrator shall return his Excess Contributions.

(c)           Limitation Based on Contribution Percentage for Prior Year Testing: The Contribution Percentage for a Plan Year for Participants who are Highly Compensated Employees and the prior Plan Year’s Contribution Percentage for Participants who were Non-Highly Compensated Employees for the prior Plan Year may not exceed the greater of (1) or (2) where:

(1)           is the Contribution Percentage for a Plan Year for Participants who are Highly Compensated Employees for the Plan Year shall not exceed the prior Plan Year’s Contribution Percentage for Participants who were Non-Highly Compensated Employees for the prior Plan Year multiplied by 1.25; or

(2)           is the Contribution Percentage for a Plan Year for Participants who are Highly Compensated Employees for the Plan Year shall not exceed the prior Plan Year’s Contribution Percentage for Participants who were Non-Highly Compensated Employees for the prior Plan Year multiplied by 2.0, provided that the Contribution Percentage for Participants who are Highly Compensated Employees does not exceed the Contribution Percentage for Participants who were Non-Highly Compensated Employees in the prior Plan Year by more than 2 percentage points.

If more than ten percent of the Employer’s Non-Highly Compensated Employees are involved in a plan coverage change as defined in Section 1.401(m)-2(c)(4) of the regulations, then any adjustments to the Non-Highly Compensated Employee’s Contribution Percentage for the prior Plan Year will be made in accordance with such regulations. This election to use prior year testing can only be changed if the Plan meets the requirements for changing to current year testing set forth in Notice 98-1 (or superseding guidance). The ESOP and non-ESOP components of the Plan shall be treated as a single plan for testing purposes.

(d)           Avoiding or Correcting Excess Aggregate Contributions: If the Administrator determines that the limitations under subsection (c) have been exceeded in any Plan Year, the following provisions shall apply:

(1)           The amount of After-Tax Contributions and Employer Matching Contributions made by or on behalf of some or all Highly Compensated Employees in the Plan Year shall be reduced as follows:

(A)          The After-Tax Contributions and Employer Matching Contributions of the Highly Compensated Employee with the highest total dollar amount of such contributions shall be reduced by the amount required to cause that Highly Compensated Employee’s After-Tax Contributions and Employer Matching Contributions to equal the dollar amount of such contributions of the Highly Compensated Employee with the next highest total dollar amount of such contributions. This amount is then distributed to the Highly Compensated Employee with the highest dollar amount. If a lesser reduction, when added to the total dollar amount already distributed under this step, would equal the total Excess Aggregate Contributions, the lesser reduction amount is applied.

(B)          This process in step (A) shall be repeated until the total Excess Aggregate Contributions have been distributed.

(2)           Any After-Tax Contributions and Employer Matching Contributions subject to reduction under this subsection (d) (“Excess Aggregate Contributions”), together with Earnings, shall be reduced and allocated in the following order:

(A)          So much of the After-Tax Contributions and corresponding Employer Matching Contributions as shall be necessary to equal the balance of the Excess Aggregate Contributions, together with the Earnings attributable to those contributions, shall be paid to the Participant.

(3)           Any repayment of Excess Aggregate Contributions shall be made before the close of the Plan Year following the Plan Year for which those contributions were made, and to the extent practicable shall be made within 2½ months of the close of the Plan Year in which the contributions were made.

If these distributions are made, the Plan is treated as meeting the nondiscrimination test of Code section 401(m)(2) regardless of whether the Contribution Percentage test, if recalculated after distributions, would satisfy Code section 401(m)(2). If recharacterization of 401(k) Contributions as After-Tax Contributions is allowed, the Actual Deferral Percentage test of Plan section 3.08(a) and the Contribution Percentage test of Plan section 3.08(c) must be done using the same testing method (e.g., both tests must be completed using the prior year testing method or both tests must be completed using the current year testing method. See Treasury Regulation sections 1.401(k)-2(a)(2)(ii) and 1.401(m)-2(a)(2)(ii).)

(e)           Participation of Highly Compensated Employees in Multiple Plans: If any Highly Compensated Employee is a Participant of another Defined Contribution Plan of an Employer or an Affiliated Employer under which 401(k) contributions or employer matching contributions are made on behalf of the Highly Compensated Employee or under which the Highly Compensated Employee makes Participant contributions, the Administrator shall implement rules, which shall be uniformly applicable to all employees similarly situated, to take into account all such contributions under all such plans in applying the limitations of this Plan section to the extent provided in applicable regulations.

(f)            Qualified Nonelective Contributions: (i) The Board of Directors may authorize that “qualified nonelective contributions,” as defined in Code section 401(m)(4)(C), shall be made for a Plan Year, subject to applicable regulations. Such contributions shall be allocated in such amounts as the Administrator shall determine, to Non-Highly Compensated Employees in accordance with the applicable regulations. Qualified nonelective contributions shall be 100% nonforfeitable when made and shall not be available for withdrawal under Article VII. The Administrator shall establish such separate accounts as may be necessary to implement this subsection. If the Administrator determines that it is advisable in order to prevent a violation of subsections (a) or (c) above, it may include

(1)           some or all of the qualified nonelective contributions made for the Plan Year for purposes of the tests described in subsection (a) above and

(2)           some or all of such qualified nonelective contributions and some or all of the 401(k) Contributions made for the Plan Year for purposes of the tests described in subsection (c) above; provided the requirements of the applicable regulations are met.

3.09.	Maximum Annual Additions

(a)           In General. The Annual Addition to a Participant’s Accounts for any Limitation Year, when added to the Participant’s Annual Addition for that Plan Year under any other Defined Contribution Plan of an Employer or an Affiliated Employer, shall not exceed an amount which is equal to the lesser of (i) 100% of his aggregate Statutory Compensation for that Plan Year or (ii) $45,000 (as adjusted by the Secretary of the Treasury for increases in the cost of living).

(b)	Correction of Excess Annual Additions.

(1)           The provisions of this Plan section 3.09(b) shall not apply for plan years beginning or on after January 1, 2008.

(2)           If for any Limitation Year, the amount to be allocated to a Participant’s Account exceeds the limitation described in subsection 3.09(a) (and for this purpose Employer Matching Contributions and Profit Sharing Contributions shall be deemed to be allocated after After-Tax Contributions and 401(k) Contributions), the excess will be disposed of as follows. First, if the Participant’s Annual Additions exceed the limitation described in subsection 3.09(a) as a result of (i) a reasonable error in estimating the Participant’s Compensation, (ii) a reasonable error in estimating the amount of After-Tax Contributions and 401(k) Contributions that the Participant could make under Code section 415 or (iii) other facts and circumstances that the Internal Revenue Service finds justifiable, the Fiduciary Committee may direct the Trustee to return to the Participant his After-Tax Contributions followed by his 401(k) Contributions for such Plan Year to the extent necessary to reduce the excess amount. Such returned After-Tax Contributions and 401(k) Contributions shall be ignored in performing the discrimination tests of section 3.08 of the Plan. Second, any excess annual additions (beginning with Employer Matching Contributions followed by Profit Sharing Contributions) still remaining after the return of After-Tax Contributions and 401(k) Contributions shall be reallocated as determined by the Fiduciary Committee among the Participants whose accounts have not exceeded the limit in the same proportion that the Compensation of each such Participant bears to the Compensation of all such Participants. If such reallocation would result in an addition to another Participant’s Account which exceeds the permitted limit, that excess shall likewise be reallocated among the Participants whose Accounts do not exceed the limit. However, if the allocation or reallocation of the excess amounts pursuant to these provisions causes the limitations of Code section 415 to be exceeded with respect to each Participant for the limitation year, then any such excess shall be held unallocated in a suspense account. If the suspense account is in existence at any time during a Limitation Year, other than the Limitation Year described in the preceding sentence, all amounts in the suspense account shall be allocated and reallocated to Participants’ Accounts (subject to the limitations of Code section 415) before any Contributions which would constitute annual additions may be made to the Plan for that limitation year.

3.10.	Return of Contributions

(a)           Disallowance of Deductions. If all or part of an Employer’s deductions under Code section 404 for contributions to the Plan are disallowed by the Internal Revenue Service, the portion of the contributions to which that disallowance applies shall be returned to the Employer without interest but reduced by any investment loss attributable to those contributions. The return shall be made within one year after the disallowance of deduction.

(b)           Mistake of Fact. An Employer may recover without interest the amount of its contributions to the Plan made on account of a mistake of fact, reduced by any investment loss attributable to those contributions, if recovery is made within one year after the date of those contributions.

(c)           401(k) Contributions. In the event that 401(k) Contributions made under Plan section 3.01(a) are returned to the Employer in accordance with the provisions of this Plan section 3.10 the elections to reduce Compensation which were made by Participants on whose behalf those contributions were made shall be void retroactively to the beginning of the period for which those contributions were made. The 401(k) Contributions so returned shall be distributed in cash to those Participants for whom those contributions were made.

3.11.	Contributions Not Contingent Upon Profits

The Employer shall make all contributions to the Plan without regard to the existence or the amount of current and accumulated earnings and profits. Notwithstanding the foregoing, however, this Plan is designed to qualify as a “profit-sharing plan” for all purposes of the Code.

3.12.	Limitation Based on Deductibility

In no event shall an Employer’s contributions under this Article III for any Plan Year exceed the amounts deductible under Code section 404.

3.13.	Form of Contributions

(a)           Employer contributions under Plan sections 3.03 and 3.04 shall be paid to the Trustee at such times as the Employer may determine; provided, however, that all such contributions must be paid to the Trustee no later than the time prescribed by law, including permitted extensions of time, for the filing of the Employer’s federal income tax return for the fiscal year with respect to which such contributions are made. Employer contributions may be paid to the Trustee in cash, in shares of HomeBanc Corp. Stock acquired on the open market (but not Treasury shares or authorized but unissued shares), or other property, as determined by HomeBanc Corp. in its sole discretion. All Employer contributions referencing a certain percentage of pay or contributions shall also mean a number of shares of HomeBanc Corp. Stock of an equivalent value. If and to the extent that Employer contributions are made in shares of HomeBanc Corp. Stock, the value of such shares shall be determined as in subsection (b) below.

(b)           The value of HomeBanc Corp. Stock on the date of contribution shall be the closing price on such date of the HomeBanc Corp. Stock prevailing on the New York Stock Exchange.

ARTICLE IV

INVESTMENTS

4.01.	Investment Funds

(a)           Accounts. Except as otherwise specially provided, Participant Accounts shall be invested in the HomeBanc Corp. Stock Fund, or one or more of the Investment Funds selected from time to time by the Fiduciary Committee.

(b)           Cash Levels. With respect to the HomeBanc Corp. Stock Fund, the Trustee shall keep only such amounts of cash as it, in its sole discretion, deems necessary or advisable to perform liquidity functions with respect to the Funds, all within the limitations specified in the trust or custody agreement.

(c)           Earnings. Except as otherwise specifically provided, dividends, interest, and other distributions received on the assets held by the Trustee for each of the Funds shall be reinvested in the respective Fund.

(d)           Changes. The Fiduciary Committee may add, drop or change Investment Funds for which it is responsible without amending the Plan.

4.02.	Investment of Participants’ Accounts

(a)           401(k) and After-Tax Accounts. A Participant shall make investment elections covering his 401(k) and After-Tax Accounts in accordance with one of the following options:

(1)	100% in any one Investment Fund; or
(2)	in more than one of such Investment Funds allocated in multiples of 1%.

Investment Funds for purposes of this Plan subsection 4.02(a) shall not include the HomeBanc Corp. Stock Fund.

In the event a Participant does not make an investment election, or fails to do so in a timely manner, his 401(k) and After-Tax Accounts shall be invested in an Investment Fund designated by the Fiduciary Committee.

(b)           Rollover Account. A Participant shall make a separate investment election with respect to his Rollover Account in accordance with one of the following options:

(1)	100% in any one Investment Fund; or
(2)	in more than one of such Investment Funds allocated in multiples of 1%.

Investment Funds for purposes of this Plan subsection 4.02(b) shall not include the HomeBanc Corp. Stock Fund.

In the event a Participant does not make an investment election, or fails to do so in a timely manner, his rollover contribution shall be invested in the same manner as the Participant’s 401(k) and After-Tax Accounts pursuant to Plan section 4.02(a).

(c)	Employer Match Account and Profit Sharing Account.

(1)           Except as otherwise provided in Plan section 4.02(c)(4), Employer Matching Contributions and Profit Sharing Contributions shall be invested initially in the HomeBanc Corp. Stock Fund, subject to Plan Section 4.05(b)(1).

(2)           Cash dividends received on HomeBanc Corp. Stock allocated to a Participant’s Match Account or Profit Sharing Account will be invested initially in the HomeBanc Corp. Stock Fund.

(3)           A Participant may make a separate election with respect to his Match Account or Profit Sharing Account in accordance with one of the following options:

(A)	100% in any one Investment Fund; or
(B)	in more than one of such Investment Funds allocated in multiples of 1%.

(4)           If determined by the Company, the Employer Matching Contribution and/or Profit Sharing Contribution shall be made in cash. In such event, such Employer Matching Contribution and/or Profit Sharing Contribution (as the case may be) shall be invested in an Investment Fund rather than invested in the HomeBanc Corp. Stock Fund (as provided in Plan Section 4.02(c)(1)) and shall be invested as directed by the Participant in accordance with Section 4.02(a).

Investment Funds for purposes of this Plan subsection 4.02(c) shall include the HomeBanc Corp. Stock Fund (unless indicated otherwise).

(d)           Administrative Rules. In the event the Fiduciary Committee adds, drops or changes an Investment Fund pursuant to Plan section 4.01(d), the Fiduciary Committee shall establish, consistent with this Plan section 4.02, reasonable rules with respect to the Plan’s then available Investment Funds.

4.03.	Responsibility for Investments

Each Participant is solely responsible for the selection of his or her investment options. The Trustee, the Administrator, the Fiduciary Committee, the Employer, and the officers, supervisors and other employees of the Employer are not empowered to advise a Participant as to the manner in which his or her Accounts shall be invested. The fact that an Investment Fund is available to Participants for investment under the Plan shall not be construed as a recommendation for investment in that Investment Fund.

4.04.	Change of Election

A Participant may change his election under Plan section 4.02 as desired. To change his election, a Participant must give notice in a manner prescribed by the Administrator. Any change in the Participant’s investment elections under Plan section 4.02 shall be applied uniformly among the Participant’s 401(k), After-Tax, Rollover Accounts and to the extent applicable, the Participant’s Match Account and Profit Sharing Account. The changed election shall become effective as soon as administratively feasible and shall be effective only with respect to subsequent contributions. Amounts held in the Participant’s 401(k), After-Tax and Rollover Accounts may not be invested in the HomeBanc Corp. Stock Fund.

4.05.	Reallocation of Accounts Among the Funds

(a)           In General. A Participant may elect to reallocate his 401(k) Account, After-Tax Account and Rollover Account, as though such Accounts constituted a single Account, among one or more Investment Funds other than the HomeBanc Corp. Stock Fund in multiples of 1%. Any reallocation under this Plan subsection 4.05(a) shall be applied uniformly among the Participant’s 401(k), After-Tax and Rollover Accounts.

(b)	HomeBanc Corp. Stock Fund

(1)           Subject to such restrictions as may be imposed under Plan subsection 4.05(c), a Participant may transfer his Employer Match and Profit Sharing Accounts invested in the HomeBanc Corp. Stock Fund out of the HomeBanc Corp. Stock Fund at any time. Amounts moved out of the HomeBanc Corp. Stock Fund may be reinvested therein. Cash dividends received on HomeBanc Corp. Stock and paid to the applicable Participant’s Account pursuant to Plan Section 7.04(c) shall be invested in the HomeBanc Corp. Stock Fund, subject to the Participant’s right to move his Employer Match and Profit Sharing Accounts invested in the HomeBanc Corp. Stock Fund and earnings thereon out of the HomeBanc Corp. Stock Fund at any time.

(c)           Limitations. A Participant may elect to reallocate his Accounts within Plan limitations. The Administrator may, however, from time to time in its sole discretion impose restrictions on the number or timing of such transactions, impose suspension periods or transaction fees deemed appropriate to eliminate or discourage market timing or other trading practices deemed to have or which may have an adverse impact on other Plan Participants or otherwise violate the law or the policies of an investment option available under the Plan. Reallocations will be processed in accordance with policies and procedures prescribed by the Administrator and applied in a uniform and nondiscriminatory manner to all affected Plan Participants.

(d)           Administrative Rules. The Fiduciary Committee shall, consistent with this Plan section 4.05, establish reasonable rules with respect to the Plan’s then available Investment Funds for which it is responsible when it adds, drops or changes an Investment Fund pursuant to Plan section 4.01.

4.06.	Limitations Imposed by Contracts

Notwithstanding anything in this Article to the contrary, any contributions or Accounts invested in a stable value or similar fund shall be subject to any and all terms of the contracts which compose said Fund, including any limitations placed on the exercise of any rights otherwise granted to a Participant under any other provision of this Plan with respect to such contributions or Accounts.

ARTICLE V

VALUATION OF THE ACCOUNTS

5.01.	Valuation

The Trustee shall value the Investment Funds on each business day of the Plan Year that United States’ financial markets are open. Participant Accounts shall be allocated the proportionate share of the increase or decrease in the fair market value of each Fund in which the Participant’s Accounts are invested on each Valuation Date. Whenever an event requires a determination of the value of the Participant’s Accounts, the value shall be computed as of the Valuation Date coincident with or immediately preceding such event, subject to the provisions of Plan section 5.02.

5.02.	Discretionary Power of the Fiduciary Committee

The Fiduciary Committee reserves the right to change from time to time the procedures used in valuing the Accounts or crediting (or debiting) the Accounts, or to change the Valuation Date used to determine the value of a Participant’s Account, in order to effect a distribution if it believes, after due deliberation, that such an action is justified in that it results in a more accurate reflection of the fair market value of assets.

5.03.	Statement of Accounts

No less frequently than once a year, each Participant shall be furnished a statement setting forth the value of his Accounts.

ARTICLE VI

VESTED PORTION OF ACCOUNTS

6.01.	After-Tax Account

A Participant’s interest in his After-Tax Account is at all times fully vested and nonforfeitable.

6.02.	Rollover Account

A Participant’s interest in his Rollover Account is at all times fully vested and nonforfeitable.

6.03.	401(k) Account

A Participant’s interest in his 401(k) Account is at all times fully vested and nonforfeitable.

6.04.	Employer Match and Profit Sharing Accounts

(a)           Each Participant who dies, becomes Disabled, or reaches Normal Retirement Age while in the employ of the Employer shall have a fully vested, nonforfeitable interest in his Employer Matchand Profit Sharing Accounts.

(b)           Each Participant shall have a fully vested, nonforfeitable interest in any cash dividends received on HomeBanc Corp. Stock that are initially invested in the HomeBanc Corp. Stock Fund at the election of the Participant pursuant to Section 7.04(c).

(c)           Otherwise, a Participant shall have a vested, nonforfeitable interest in his Employer Match and Profit Sharing Accounts based on his Years of Service as following:

Years of Service	Vested Percentage
Less than 1	0%
1	25%
2	50%
3	75%
4	100%

6.05.	Crediting Years of Service for Vesting

(a)           Except as provided in this Plan section and Plan section 6.06, all of an individual’s Years of Service are counted to determine the vested interest in a Participant’s Employer Match and Profit Sharing Accounts.

Service with the Employer before the Employer maintained this Plan or a predecessor plan shall be excluded. Notwithstanding the preceding, Years of Service with First Horizon

National Corporation f/k/a First Tennessee Bank shall be recognized for purposes of the Plan to the extent such hours would be recognized hereunder if First Horizon National Corporation f/k/a First Tennessee Bank had been an Affiliated Employer.

(b)           A Participant’s vested interest in his Employer Match and Profit Sharing Accounts will be determined based on his Years of Service.

6.06.	Vesting Break in Service Rules

A Participant’s Years of Service for vesting purposes under Plan section 6.04 shall be computed subject to the following limitations and restrictions:

(a)           If an Employee returns to service for an Employer after incurring a Break in Service but before incurring five consecutive one-year Breaks in Service, he earns Years of Service for both his service before the Break in Service and his service after the Break in Service for purposes of determining his nonforfeitable interest in his pre-break and post-break Accounts.

(b)           If an Employee returns to service with an Employer after incurring five or more consecutive one-year Breaks in Service, all Years of Service after such Breaks in Service will be disregarded for the purpose of vesting in his pre-break Account. For purposes of determining such Participant’s nonforfeitable interest in his post-break Account, he retains his Years of Service for his service before the Breaks in Service only if either of the following applies.

(1)           He had a nonforfeitable interest in his Match, Profit Sharing or 401(k) Accounts at the time of his separation from service.

(2)           At the time he returns to service for an Employer, the number of his consecutive one-year Breaks in Service is less than his Years of Service.

6.07.	Forfeitures

(a)           When a Participant terminates his employment, the provisions of this Plan section shall apply to any forfeitable portion of his Employer Match and Profit Sharing Accounts.

(b)           Any forfeitures of Employer Match Contributions and/or Profit Sharing Contributions shall be first used to reduce administrative expenses associated with the Plan in the Plan Year following such forfeiture. Any forfeitures remaining thereafter shall be used to reduce Employer contributions for the Plan Year following the Plan Year in which the forfeiture occurs.

(c)           The nonvested portion of the Employer Match and Profit Sharing Accounts of a terminated Participant who receives a distribution from his Employer Match, profit Sharing and 401(k) Accounts prior to the date on which he completes five consecutive one-year Breaks in Service shall be forfeited as of the Valuation Date coincident with or immediately following the date of the distribution. If the Participant is later reemployed and resumes participation in the Plan, the value of the nonvested portion of his Employer Match and Profit Sharing Accounts that was forfeited pursuant to this subsection shall be reinstated to its value as of the date of forfeiture, without adjustment for any subsequent gains or losses of the Trust Fund, if the

Participant repays in cash in a lump sum the entire amount distributed to him before the earlier of five years after the Participant’s reemployment date or the date he incurs five consecutive Breaks in Service following the date of distribution.

(d)           In the case of a terminated Participant whose vested interest in his Employer Match, Profit Sharing and 401(k) Accounts is zero, such Participant shall be deemed to have received a distribution of such vested Account balance as of the Valuation Date following the Participant’s termination of employment, and the Participant’s nonvested Account balances shall be forfeited as of such date. If the Participant is later reemployed and resumes participation in the Plan before he has incurred five consecutive Breaks in Service, the value of the nonvested portions of his Employer Match and Profit Sharing Accounts that was forfeited, if any, pursuant to this subsection shall be reinstated to his Employer Match and Profit Sharing Accounts at their value as of the date of forfeiture.

(e)           Amounts reinstated according to this Plan section may be made, as directed by the Plan Administrator, from forfeitures as provided in Plan section 6.07 or Employer contributions.

6.08.	Amendment of Vesting Schedule

(a)           If the Plan’s vesting schedule is amended, or the Plan is amended in any way that directly or indirectly affects the computation of a Participant’s vested percentage in his Account balance or if the Plan is deemed amended by an automatic change to or from a top-heavy vesting schedule, each Participant with at least three Years of Service with the Employer shall be deemed to have elected the vesting schedule most favorable to him.

(b)           No amendment to the Plan shall be effective to the extent that it has the effect of decreasing a Participant’s vested percentage in his Account balance. A Plan amendment which has the effect of decreasing a Participant’s vested percentage in his Account balance or eliminating an optional form of benefit with respect to contributions attributable to service before the amendment shall be treated as reducing a Participant’s Account balance. Furthermore, if the Plan’s vesting schedule is amended, in the case of an Employee who is a Participant as of the later of the date such amendment is adopted or the date it becomes effective, the nonforfeitable percentage (determined as of such date) of such Employee’s right to his Employer Match and Profit Sharing Accounts will not be less than his percentage computed under the Plan without regard to such amendment.

ARTICLE VII

WITHDRAWALS WHILE STILL EMPLOYED

7.01.	In-Service Withdrawals

(a)           After-Tax Account. A Participant may make a withdrawal of all or part his After-Tax Account. A Participant may withdraw the lesser of (i) the fair market value of such Account valued as of the Valuation Date coincident with or next preceding the date of distribution or (ii) the amount of his After-Tax Contributions to the Plan and exclusive of any prior withdrawals from such Account. Any amount withdrawn pursuant to this Plan section is charged against the Participant After-Tax Account as of the date of withdrawal. The distribution shall be paid in a lump sum as soon as administratively practicable. Withdrawals under this Plan subsection 7.01(a) shall be limited to two a year. A Participant may not replace any amount withdrawn under this subsection.

(b)           Age 59½ Withdrawals. A Participant who has attained age 59½ may make a full or partial withdrawal of the amount credited to his vested Accounts. Any distribution pursuant to this subsection shall be valued as of the Valuation Date coinciding with or next preceding the date of distribution. The distribution shall be paid in a lump sum as soon as administratively practicable and shall be made pro rata from his vested Accounts. Withdrawals under this Plan subsection 7.01(b) shall be limited to two a year.

(c)           Rollover Account. In-service withdrawals from a Participant’s Rollover Account are not permitted, except as set forth in Section 7.01(b) (when a Participant attains age 59½) and Section 7.02 (on account of a hardship).

7.02.	Hardship Withdrawal

(a)           Application for Hardship Withdrawal: A Participant may apply for a hardship withdrawal if he has withdrawn the total amount available for withdrawal under Plan section 7.01.

(b)           Determination of Hardship. The Participant must file a request in a manner prescribed by the Administrator in order to receive a withdrawal on account of hardship and must furnish proof of financial hardship in accordance with Plan section 7.02(d), and such other supporting documentation as may be required under rules prescribed by the Administrator. The Administrator, in its sole discretion and using uniform and nondiscriminatory rules, shall determine whether a withdrawal is allowable on account of hardship.

(c)           Amount of Hardship Withdrawal: The amount of the withdrawal cannot exceed the amount reasonably necessary to meet the immediate and heavy financial need of the Participant. The amount may include any amounts necessary to pay any federal, state, or local income taxes or penalties reasonably anticipated to result from the distribution. The maximum amount that may be withdrawn from the Participant’s 401(k) Account shall be limited to those amounts that can be withdrawn under applicable law in connection with a hardship and shall exclude any earnings attributable to 401(k) Contributions or Catch-Up Contributions.

(d)           Deemed Hardship: A distribution is deemed to be on account of an immediate and heavy financial need of the Participant if the requirements of paragraph (d)(1) are met by the Participant certifying to the Administrator, in such manner as may be prescribed by the Administrator, that the requested withdrawal is necessary to satisfy the financial need described in paragraph (d)(2). The Participant shall also furnish such supporting documentation as may be required under rules prescribed by the Administrator. Unless the Administrator has actual knowledge to the contrary, the Administrator may rely upon the Participant’s representation that the requested withdrawal is necessary to meet the Participant’s financial need.

(1)	Certification. The Participant must certify that:

(A)          the Participant has obtained all other currently available distributions (including dividends payable on the ESOP portion of a Participant’s Accounts but not hardship distributions), and nontaxable (at the time of the loan) loans, currently available under the Plan and all other plans of the Employer and Affiliated Employers; and

(B)          the Plan and all other plans of the Employer and Affiliated Employers must provide that the Participant’s 401(k) deferrals, catch-up contributions, after-tax contributions and reinvestment of dividends payable on shares of HomeBanc Corp. Stock held in the ESOP component of the Plan with respect to participant’s Accounts will be suspended for at least 6 months after receipt of the hardship distribution. The suspension must apply to all qualified and non-qualified plans of deferred compensation, including a cash or deferred arrangement that is part of a cafeteria plan within the meaning of Code section 125, other than mandatory employee contribution portion of a defined benefit plan or a health or welfare plan (including one that is part of a cafeteria plan). The suspension also applies to stock option, stock purchase and similar plans maintained by the Employer and Affiliated Employers in accordance with applicable regulations.

(2)           Financial Need. The Participant must provide documentation that the financial need is on account of one of the following:

(A)          expenses for (or necessary to obtain) medical care that would be deductible under Code section 213(d) (determined without regard to whether the expenses exceed 7.5% of adjusted gross income) incurred by the Participant, his Spouse or any of his dependents;

(B)          costs directly related to the purchase of a principal residence for the Participant (excluding mortgage payments);

(C)          payment of tuition, related educational fees, and room and board expenses, for up to the next 12 months of post-secondary education for the Participant, or his Spouse, children, or dependents (as defined in Code section

152, and for taxable years beginning on or after January 1, 2005, without regard to Code section 152(b)(1), (b)(2), and (d)(1)(B));

(D)          payments necessary to prevent the eviction of the Participant from his principal residence or foreclosure on the mortgage on that residence; or

(E)           payments for burial or funeral expenses for the Participant’s deceased parent, Spouse, children, or dependents (as defined in Code section 152, and for taxable years beginning on or after January 1, 2005, without regard to Code section 152(d)(1)(B); or

(F)           expenses for the repair of damage to the Participant’s principal residence that would qualify for the casualty deduction under Code section 165 (determined without regard to whether the loss exceeds 10% of adjusted gross income); or

(G)          such other deemed immediate and heavy financial needs as may be approved by the Internal Revenue Service through the issuance of Revenue Rulings, Notices, or other means.

(e)           Order of Withdrawal. The Participant’s Accounts shall be liquidated pro rata across all Investment Funds in which his vested Account is invested for the purpose of satisfying the hardship withdrawal and from the Participant’s Accounts in such order as the Administrator may prescribe.

7.03.	Procedures and Restrictions

(a)           Restrictions. A Participant shall not be permitted to make a withdrawal unless he is employed by the Employer or an Affiliated Employer. The minimum withdrawal permitted under Plan sections 7.01 and 7.02 shall be $100 or, if less, the total value of the Participant’s vested Accounts available for a withdrawal. A Participant may not obtain more than two in-service withdrawals each under Plan section 7.01(a) and (b) in any Plan year.

(b)           Procedures. To make a withdrawal, a Participant shall give written notice to the Administrator, during such period and in such manner as the Administrator may prescribe. A withdrawal shall be effective as of the Valuation Date coincident with or next preceding the date on which the withdrawal distribution is made. A Participant may make a hardship withdrawal at any time. All payments to Participants under this Article shall be made in cash as soon as practicable after the effective date of the withdrawal request. Any distribution made pursuant to Plan sections 7.01 or 7.02 shall be made in a manner consistent with and satisfying Plan section 9.09 and the notice and consent requirements of Code section 411(a)(11).

7.04.	Dividends on HomeBanc Corp. Stock

Subject to Plan section 7.02(d), any dividend paid with respect to shares of HomeBanc Corp. Stock, held in the ESOP component of the HomeBanc Corp. Stock Fund, shall be paid or invested pursuant to the Participant’s election for such Plan Year in accordance with uniform and nondiscriminatory procedures established by the Administrator, under one of the following methods:

(a)           paid by or on behalf of the Employer in cash to the Participant or his or her Beneficiaries;

(b)           paid by the Employer to the Plan and distributed by the Trustee (or its agent) in cash to the Participant no later than 90 days after the end of the Plan Year in which paid to the Trustees; or

(c)           paid by the Employer to the applicable Participant’s Account under the Plan and reinvested in HomeBanc Corp. Stock through the HomeBanc Corp. Stock Fund.

A Participant who does not make a timely election to receive the payment of dividends with respect to shares of HomeBanc Corp. Stock held in the ESOP component of the Plan shall be deemed to have elected to have dividends paid by the Employer to the applicable Participant’s Account under the Plan and reinvested in shares of HomeBanc Corp. Stock through the HomeBanc Corp. Stock Fund. Such election shall remain in effect until affirmatively changed by the Participant. Any change in an election shall apply only to ex-dividend dates occurring after the date such election is received.

Dividends on HomeBanc Corp. Stock represented by units in the HomeBanc Corp. Stock Fund and credited to a Participant’s Accounts that are part of the ESOP component of the Plan which a Participant has elected to receive shall be paid quarterly but in no event more than ninety (90) days following the end of the Plan Year to which they relate. Such distributions shall be made on a date or dates selected by the Administrator. Actual distributions shall include only the dividends and not any earnings or appreciation thereon, and, in the case of a decline in value where dividends are invested in HomeBanc Corp. Stock or the HomeBanc Corp. Stock Fund pending distribution, shall not exceed the value of the shares of HomeBanc Corp. Stock or units of the HomeBanc Corp. Stock Fund in question at the time of the distribution.

7.05.	Limitations on Distributions of 401(k) Contributions

(a)           Notwithstanding any other provision of the Plan, 401(k) and Catch-Up Contributions may not be distributed before one of the following events occur:

(1)	the Participant has died;

(2)           the Participant has become disabled (either Disabled, or disabled within the meaning of Code section 72(m)(7) or under any other definition of disability consistent with Code section 401(k)(2)(B));

(3)	the Participant has incurred a hardship according to Plan section 7.02;
(4)	the Participant has attained age 59½

(5)           the Plan terminates without the establishment or maintenance of an alternative defined contribution plan (other than an employee stock ownership plan as defined in Code sections 4975(e)(7) or 409, a simplified employee pension plan as defined in Code section 408(k), a SIMPLE IRA plan as defined in Code section 408(p), a plan or contract described in Code section 403(b) or a plan described in Code section 457(b) or (f)) at any time during the period beginning on the date of Plan termination and ending 12 months after all assets have been distributed from the Plan.

(6)           a Participant’s Employer disposes of substantially all of its assets to an unrelated corporation, within the meaning of Code section 409(d)(2), used in its trade or business and that Participant continues employment with the business that acquires the assets;

(7)           a corporation disposes of its interest in the Participant’s Employer, which is a subsidiary of the selling corporation within the meaning of Code section 409(d)(3), and the Participant continues his employment with the Employer; or

(8)           the Participant’s severance from employment. However, any distribution based on a severance from employment shall be subject to all provisions of the Plan regarding distributions, other than provisions that require a severance from employment before such amounts may be distributed

(b)           A distribution cannot be made pursuant to an event described in paragraph (6) unless distribution would be a lump sum distribution under Code section 402(e)(4)(D), without regard to clauses (I), (II), (III), and (IV) of clause (i) and, with respect to paragraphs (6) and (7), the transferor corporation continues to maintain the Plan after the disposition.

ARTICLE VIII

PLAN LOANS

8.01.	In General

Subject to prior approval by the Fiduciary Committee, each Participant who is an Employee shall have the right to borrow from the Trust using the Participant’s Account as security for such loan. In addition, each “party in interest,” as defined in ERISA Section 3(14), who is (a) a Participant but no longer an Employee, (b) the Beneficiary of a deceased Participant, or (c) an alternate payee of a Participant pursuant to the provisions of a “qualified domestic relations order,” as Section 12.03 defines that term, shall also have the right, subject to prior approval by the Fiduciary Committee, to borrow from the Trust.

8.02.	Loan Application

In order to apply for a loan, a borrower must submit to the Fiduciary Committee or its designee documents or such other information the Fiduciary Committee requires for this purpose. The borrower will receive the loan as soon as administratively practicable after the Fiduciary Committee approves the borrower’s loan application. The borrower may not have more than two loans outstanding under the Plan at any time, except that the borrower may have three outstanding loans at a time if such loans were outstanding as of April 1, 2005. The Participant’s Account may be charged an appropriate fee for processing each loan.

8.03.	Prohibition Against Discrimination

Loans shall be available to all eligible borrowers on a reasonably equivalent basis which shall take into account the borrower’s creditworthiness, ability to repay and ability to provide adequate security. Loans shall not be made available to Highly Compensated Employees of an Employer in an amount greater than the amount made available to other borrowers. This provision shall be deemed to be satisfied if all borrowers have the right to borrow the same percentage of their interest in the Participant’s Account.

8.04.	Interest Rate and Amortization Period

Each loan shall bear a reasonable rate of interest and provide that the loan be amortized in substantially level payments, made no less frequently than quarterly, over a specified period of time. A reasonable rate of interest shall be that rate that provides the Trust with a return commensurate with the interest rates that persons in the business of lending money charge for loans which would be made under similar circumstances.

8.05.	Adequate Security

Each loan shall be adequately secured, with the security for the outstanding balance of all loans to the borrower to consist of not more than one-half of the borrower’s interest in the Participant’s Account and such other security as the Fiduciary Committee deems acceptable.

The Individual Funds in which the Participant’s Account is invested shall be charged as security for the loan on a prorated basis.

8.06.	Loan Amount

The minimum amount for each loan shall be $1,000. Each loan, when added to the outstanding balance of all other loans to the borrower from all qualified retirement plans of the Employer and Affiliated Employers, shall not exceed the lesser of:

(a)	$50,000, reduced by the excess, if any, of

(1)           the highest outstanding balance of loans made to the borrower from all qualified retirement plans of the Employer and Affiliated Employers during the one-year period immediately preceding the day prior to the date on which such loan was made, over

(2)           the outstanding balance of loans made to the borrower from all qualified retirement plans of the Employer and Affiliated Employers on the date on which such loan was made, or

(b)	the greater of
(1) $10,000, or

(2)           one-half of the value of the borrower’s interest in the Participant’s vested Account.

For purposes of this Section, the value of the Account shall be established as of the latest preceding Valuation Date, and shall be adjusted for any distributions, withdrawals or contributions made through the date of the origination of the loan.

8.07.	Repayment Period

Except as otherwise permitted by USERRA, each loan shall by its terms be repaid within five years, except that any loan that the borrower intends to use to acquire any dwelling unit that, within a reasonable time, the borrower will use (determined at the time the loan is made) as his principal residence shall, by its terms, be repaid within ten years. Payment of interest shall be allocated to the Participant’s Account.

8.08.	Events of Default

The entire unpaid principal sum and accrued interest shall, at the option of the Fiduciary Committee, become due and payable only if (a) a borrower fails to make any loan payment when due, (b) a borrower ceases to be a “party in interest” as described in Section 8.01, (c) the vested Account held as security under the Plan for the borrower will, as a result of an impending distribution or withdrawal, be reduced to an amount less than the amount of all unpaid principal, accrued interest then outstanding under the loan and any other applicable charges under the note evidencing the loan, (d) a borrower makes any untrue representations or warranties in connection with the obtaining of the loan or (e) the borrower dies or (if an Employee at the time of the loan) ceases to be an Employee. In that event, the Fiduciary Committee may take such steps as it deems necessary to preserve the assets of the Trust, including, but not limited to, the following: (1) direct the Trustee to deduct the unpaid principal sum, accrued interest and any other applicable charges under the note evidencing the loan from any benefits that become payable from the Plan to the borrower or (2) liquidate the security the borrower has given, other than amounts attributable to a Participant’s Account, and deduct from the proceeds the unpaid principal balance, accrued interest and any other applicable charges under the note evidencing the loan.

8.09.	Loan Procedures

The Fiduciary Committee will establish loan policies and procedures in accordance with ERISA section 408(b)(1), with such uniform and nondiscriminatory rules and procedures as the Fiduciary Committee deems necessary or appropriate.

ARTICLE IX

DISTRIBUTION OF ACCOUNTS UPON SEVERANCE FROM EMPLOYMENT

9.01.	Eligibility

Upon a Participant’s severance from employment his Accounts shall be distributed as provided in this Article. A Participant will not be treated as having a severance from employment under the Plan as a result of the Participant’s change in status from an Employee to a Leased Employee.

(a)           Consent. If, as of the applicable Valuation Date, a Participant’s Vested Interest exceeds $1,000, then on his Information Date, the Participant shall receive the information required by Plan section 9.01(b) and must consent in a manner prescribed by the Administrator to receive a distribution in accordance with Plan section 9.01(c).

(b)           Written Notice. On his Information Date, a Participant shall be given a written notice which describes the following: (i) the terms and conditions of the optional forms of benefit payment under Plan section 9.02; (ii) the Participant’s right to make, and the effect of, an election to receive benefits under the optional forms of payment and the rights of the Participant’s Spouse (if any) with respect to such an election; (iii) the right to make, and the effect of, a revocation of any election; and (iv) sufficient additional information explaining the forms of benefit available under the Plan.

(c)           Timing of Consent. The Participant must consent to receipt of a distribution within a period that is at least 30 days but not more than 90 days after his Information Date. A Participant may affirmatively elect to waive the minimum 30-day period, provided that he receives adequate information describing his right to a 30-day election period and may revoke such affirmative election until his Payment Starting Date. After the Payment Starting Date, no further elections, changes in elections or revocations of elections are permitted.

9.02.	Form of Distribution

A Participant who severs employment for any reason shall receive his or her vested Account balance in a lump sum distribution. A Participant whose Account is not subject to Plan section 9.05 and who has not consented to receive a distribution in accordance with Plan section 9.01(a), shall be deemed to have elected to defer the commencement of the distribution of his or her Accounts to his or her Required Beginning Date. A Participant who elects or is deemed to elect (by not electing a distribution) to defer the commencement of his or her distribution may elect to have his Accounts distributed in a lump sum payment at any time prior to his Required Beginning Date.

9.03.	Payments Upon Death.

(a)           Death Before Payments Begin. If a Participant dies before his benefits commence, his Accounts shall be paid to his Beneficiary in a lump sum.

(b)           Timing of Death Benefit. The lump sum payment shall be made as soon as administratively practicable after receipt by the Administrator of the Beneficiary’s election. Such distribution shall be made as of the Valuation Date coincident with or next preceding the date of distribution. Notwithstanding the preceding, if the Participant’s Beneficiary is his estate, the balance of the Participant’s Accounts shall be paid as a lump sum as soon as administratively practicable following the Participant’s date of death.

(c)           Proof of Death. The Administrator may require and rely upon such proof of death and such evidence of the right of any Beneficiary or other person to receive the value of the Accounts of a deceased Participant as the Administrator may deem proper and its determination of death and of the right of that Beneficiary or other person to receive payment shall be conclusive.

(d)           Beneficiary Elections. Any election required hereunder shall be made by the Beneficiary not later than sixty (60) days after benefits become payable as provided in Plan section 9.01. Except as otherwise provided in the case of a Spousal Beneficiary, in all events a Participant’s interest in this Plan shall be distributed within five (5) years after his date of death. If a Participant’s designated Beneficiary is his Spouse, benefit payments need not begin until the date the Participant would have reached age 70½ and, if the Spouse dies before such payments begin, the Participant’s interest in this Plan shall then be distributed pursuant to this Plan section 9.03, as if the Spouse were the Participant. Further, for purposes of this Plan section any benefits payable to a child of a deceased Participant shall be treated as if they were payable to the Participant’s Spouse if the benefits will become payable to the Spouse when the child reaches majority (or upon such other designated event permitted by regulations).

9.04.	Commencement of Payments

(a)           In General. Normally, distributions will commence as provided in Plan sections 9.01, 9.02, or 9.03. In all events, payment of a Participant’s Accounts shall be made as soon as administratively practicable following the later of (i) the Participant’s termination of service or (ii) the 65th anniversary of the Participant’s date of birth (but not more than 60 days after the close of the Plan Year in which the later of (i) or (ii) occurs).

(b)           Upon Death. In the case of the death of a Participant before his benefits commence, his Accounts shall be paid to his Beneficiary (subject to the election of a Spousal Beneficiary to defer his or her distribution pursuant to Plan section 9.03(d) or to receive a distribution pursuant to Plan section 9.02 as soon as administratively practicable following the Participant’s date of death (and in all events no later than 5 years after the Participant’s date of death). Notwithstanding the preceding, a non-Spousal Beneficiary may also elect to defer a lump sum distribution until the January 1 following the Participant’s date of death. In such event the distribution shall be made as soon as administratively practicable following such January 1.

9.05.	Small Benefits

(a)           Involuntary Cash Outs. Notwithstanding any provision of the Plan to the contrary, a lump sum payment shall be made as soon as administratively practicable following the Participant’s termination of employment if:

(1)	the value of the Participant’s Accounts is $1,000 or less; or

(2)           the value of a terminated Participant’s Accounts drop to (or below) $1,000 as of the last day of any Plan Year.

(b)           In the event of a mandatory distribution of $1,000 or less (determined for purposes of this Plan section 9.05(b) by including in the value of the terminated Participant’s Account balance any portion of the Account balance that is attributable to rollover contributions (and earnings allocable thereto) within the meaning, to the extent applicable, of Code sections 402(c), 403(a)(4), 403(b)(8), 408(d)(3)(A)(ii), and 457(e)(16)), such distribution shall be made as soon as practicable unless the Participant elects to have such distribution paid to an Eligible Retirement Plan (as defined in Plan section 9.08(b)(3).

(c)           De minimis Benefits. Notwithstanding any provision of the Plan to the contrary, if the administrative cost of making a distribution is greater than the Participant’s benefit to be distributed and such benefit does not exceed $20, such benefit shall be forfeited and used to reduce Plan expenses.

9.06.	Form of Payment

(a)           Cash. Distributions from a Participant’s Accounts pursuant to this Article IX shall be made in cash, except as otherwise provided in subsection (b) or (c) below or to the extent the Participant elects to receive his distribution in shares of HomeBanc Corp. Stock as described herein. Any cash or other property in the Participant’s vested Match Account and Profit Sharing Account that initially was invested in HomeBanc Corp. Stock and relates to the employee stock ownership and stock bonus portions of the Plan shall be used to acquire HomeBanc Corp. Stock for distribution only if such Participant further elects and only if such HomeBanc Corp. Stock is available for purchase on the open market, except that fractional shares shall be paid in cash.

(b)           HomeBanc Corp Stock Fund. The portion of a lump sum payment under this Article attributable to the HomeBanc Corp. Stock Fund shall be made in kind in accordance with such rules as the Administrator may establish. Notwithstanding the preceding, fractional shares of HomeBanc Corp. Stock hall be paid in cash.

(c)           Promissory Note. A promissory note representing the outstanding principal balance and accrued unpaid interest on a Participant’s loan may be distributed in kind as part of a single sum payment under this Article if a direct rollover of such note is made to another qualified plan pursuant to Plan section 9.08 or the note is transferred to such a plan pursuant to an elective transfer under applicable Treasury Regulations.

9.07.	Required Distributions

(a)           The entire interest of a Participant under the Plan must be, or must begin to be, distributed not later than his Required Beginning Date.

(b)           A Participant whose Accounts must commence being distributed under this Plan section 9.07 prior to his separation from service shall be paid the minimum amount required under Code section 401(a)(9) until his actual severance from employment.

9.08.	Direct Rollover of Certain Distributions

(a)           Direct Rollover: Notwithstanding any provision of the Plan to the contrary that would otherwise limit a distributee’s election under this Plan section 9.08, a “distributee” may elect, at the time and in the manner prescribed by the Administrator, to have any portion of an “eligible rollover distribution” paid directly to an “eligible retirement plan,” specified by the distributee in a “direct rollover.”

(b)           Definitions: The following definitions shall apply for purposes of this Plan section:

(1)           Direct Rollover: A direct rollover is a payment by the Plan to the eligible retirement plan specified by the distributee.

(2)           Distributee: A distributee includes an employee or former employee. In addition, the employee’s or former employee’s surviving Spouse, and the employee’s or former employee’s Spouse or former Spouse who is the alternate payee under a qualified domestic relations order as defined in Code section 414(p), are distributees with regard to the interest of the Spouse or former Spouse.

(3)           Eligible Retirement Plan: An eligible retirement plan is an individual retirement account described in Code section 408(a), an individual retirement annuity described in Code section 408(b), an annuity plan described in Code section 403(a), or a qualified trust described in Code section 401(a), that accepts the distributee’s eligible rollover distribution. Eligible Retirement Plan shall also mean an annuity contract described in Code section 403(b) and an eligible plan under Code section 457 which is maintained by a state, political subdivision of a state, or any agency or instrumentality of a state or political subdivision of a state and which agrees to separately account for amounts transferred into such plan from this Plan. The definition of Eligible Retirement Plan shall also apply in the case of a distribution to a Surviving Spouse, or to a Spouse or former spouse who is the Alternate Payee under a Qualified Domestic Relations Order.

(4)           Eligible Rollover Distribution: An eligible rollover distribution is any distribution of all or any portion of the balance to the credit of the distributee,

(A)          except that an eligible rollover distribution does not include: any distribution that is one of a series of substantially equal periodic payments (not less frequently than annually) made for the life (or life expectancy) of the distributee or the joint lives (or joint life expectancies) of the distributee and the distributee’s designated beneficiary, or for a specified period of ten years or more; any distribution to the extent such distribution is required under Code section 401(a)(9); returns of 401(k) Contributions pursuant to Treasury Regulation section 1.415-6(b)(6)(iv); returns of Excess Contributions, Excess Deferrals and Excess Aggregate Contributions pursuant to Treasury Regulation sections 1.401(k)-1(f)(4), 1.402(g)-1(e)(3) and 1.401(m)-1(e)(3) and the income allocable to those corrective distributions; loans treated as distributions under Code section 72(p) and not excepted by Code section 72(p)(2) and loans in default that are deemed distributions; dividends paid on employer stock as described in Code section 404(k); any amount that is distributed on account of hardship pursuant to Plan section 7.02; and similar items designated by the Commissioner of the Internal Revenue.

(B)          A portion of a distribution shall not fail to be an eligible rollover distribution merely because the portion consists of after-tax employee contributions which are not includible in gross income. However, such portion may be transferred only to an individual retirement account or annuity described in Code sections 401(a) or 403(a) that agrees to separately account for amounts so transferred, including separately accounting for the portion of such distribution which is includible in gross income and the portion of such distribution which is not so includible.

(c)           Requirements of Administrator: In order to elect a direct rollover, the distributee must specify the eligible retirement plan to which the distribution is to be made, provide the Administrator with such information and/or documentation as the Administrator may require and comply with such procedures as the Administrator may prescribe.

(d)           Notice Requirement: The Administrator shall provide to each distributee a notice that satisfies Code section 402(f) at least 30 but not more than 90 days before the distributee’s Payment Starting Date. A distributee may affirmatively elect to waive the minimum 30-day notice period, provided he receives adequate information describing his right to a 30-day election period.

(e)           Failure to Elect: A distributee who fails to make an affirmative election shall be treated as having elected not to make a direct rollover.

(f)            Non-Spouse Beneficiary Rollovers: A non-Spouse Beneficiary may elect, at the time and in the manner prescribed by the Administrator, to have any portion of a distribution from the Plan paid directly to an eligible retirement plan specified by the non-Spouse Beneficiary in a direct trustee-to-trustee transfer. For this purpose, the term “eligible retirement plan” shall mean an individual retirement account described in Code section 408(a) or an individual retirement annuity described in Code section 408(b) (other than an endowment contract) which is established for the purpose of receiving the distribution on behalf of an individual who is designated as a Beneficiary and who is not the surviving Spouse of the Participant. This transfer shall be treated as an eligible rollover distribution for purposes of Code section 402(c).

9.09.	Minimum Distribution Requirements.

(a)           General Rules. The requirements of this section will take precedence over any inconsistent provisions of the Plan. All distributions required under this section will be determined and made in accordance with the Treasury regulations under section 401(a)(9) of the Internal Revenue Code.

(b)	Time and Manner of Distribution.

(1)           Required Beginning Date. The Participant’s entire interest will be distributed to the Participant no later than the Participant’s Required Beginning Date, as defined in Plan section 1.50, and any subsequent allocations will be distributed at least annually thereafter.

(2)           Death of Participant Before Distributions Begin. If the Participant dies before distributions begin, the Participant’s entire interest will be distributed no later than as follows:

(A)          If the Participant’s Surviving Spouse is the Participant’s sole designated Beneficiary, then a distribution to the Surviving Spouse will be made by December 31 of the calendar year immediately following the calendar year in which the Participant died, or by December 31 of the calendar year in which the Participant would have attained age 70½, if later.

(B)          If the Participant’s Surviving Spouse is not the Participant’s sole designated Beneficiary, then a distribution to the designated Beneficiary will be made by December 31 of the calendar year immediately following the calendar year in which the Participant died.

(C)          If there is no designated Beneficiary as of September 30 of the year following the year of the Participant’s death, the Participant’s entire interest will be distributed by December 31 of the calendar year containing the fifth anniversary of the Participant’s death.

(D)          If the Participant’s Surviving Spouse is the Participant’s sole designated Beneficiary ,and the Surviving Spouse dies after the Participant but before a distribution has been made to the Surviving Spouse, this subsection 9.09(b)(2), other than subsection 9.09(b)(2)(A), will apply as if the Surviving Spouse were the Participant.

For purposes of this subsection 9.09(b)(2) unless subsection 9.09(b)(2)(D) applies, distributions are considered made on the Participant’s Required Beginning Date. If subsection

9.09(b)(2)(D) applies, distributions are considered made on the date distributions are required to be made to the Surviving Spouse under subsection 9.09(b)(2)(A).

(3)           Forms of Distribution. All distributions under the Plan shall be made in a lump sum on or before the Required Beginning Date, as of the first distribution calendar year.

(c)	Definitions.

(1)           Designated Beneficiary. The individual who is designated as Beneficiary under the Plan is the designated Beneficiary under section 401(a)(9) of the Internal Revenue Code and section 1.401(a)(9)-1, Q&A-4, of the Treasury regulations.

(2)           Distribution calendar year. A calendar year for which a minimum distribution is required. For distributions beginning before the Participant’s death, the first distribution calendar year is the calendar year immediately preceding the calendar year which contains the Participant’s Required Beginning Date. For distributions beginning after the Participant’s death, the first distribution calendar year is the calendar year in which distributions are required to begin under subsection 9.09(b)(2). The required minimum distribution for the Participant’s first distribution calendar year will be made on or before the Participant’s Required Beginning Date. The required minimum distribution for other distribution calendar years, including the required minimum distribution for the distribution calendar year in which the Participant’s Required Beginning Date occurs, will be made on or before December 31 of that distribution calendar year.

ARTICLE X

ADMINISTRATION OF PLAN

10.01.	Named Fiduciaries

(a)           In General. The Fiduciary Committee and the Employer shall each be a “named fiduciary” within the meaning of ERISA section 402, but each party’s role as a named fiduciary shall be limited solely to the exercise of its own authority and discretion, as defined under the terms of this Plan, to control and manage the operation and administration of the Plan (other than the authority and discretion assigned under this Plan, or delegated pursuant thereto, to the Trustee).

(b)           Delegation. A named fiduciary may designate other persons who are not named fiduciaries to carry out its fiduciary responsibilities hereunder, and any such person shall become a fiduciary under the Plan with respect to such delegated responsibilities. In the event of such a designation, the named fiduciary shall not be liable for an act or omission of the designee in carrying out responsibilities delegated to him except to the extent provided in ERISA section 405.

10.02.	Fiduciary Limitation

Named fiduciaries under the Plan, as well as the Trustee and any other person who may be a fiduciary by virtue of ERISA section 3(21), shall exercise and discharge their respective powers and duties in the following manner:

(a)	by acting solely in the interest of the Participants and their Beneficiaries;

(b)           by acting for the exclusive purpose of providing benefits to Participants and their Beneficiaries and defraying reasonable expenses of administering the Fund and Plan; and

(c)           by acting with the care, skill, prudence and diligence under the circumstances then prevailing that a prudent man acting in a like capacity and familiar with such matters would use in the conduct of an enterprise of like character and with like aims; and

(d)           by otherwise acting in accordance with this Plan and the Trust Agreement to the extent consistent with ERISA Title I.

10.03.	Appointment of Committee

The Plan shall be administered by the Fiduciary Committee. Participants of the Fiduciary Committee shall be appointed and may be removed by the chief executive officer of HomeBanc Corp. at any time with or without cause upon written notice from the chief executive officer of HomeBanc Corp. Any Participant of the Fiduciary Committee may resign by delivering his written resignation to the corporate secretary of HomeBanc Corp. and the secretary of the Fiduciary Committee.

10.04.	Fiduciary Committee Responsibilities

The Fiduciary Committee shall have the following responsibilities:

(a)           Powers and Duties: The Fiduciary Committee shall be the “plan administrator” under Code section 414(g) and under ERISA section 3(16)(A) except to the extent such duties may be and are delegated pursuant to subsection (g) hereof. The Fiduciary Committee shall administer the Plan in accordance with its terms and shall have all power necessary to carry out that obligation. The Fiduciary Committee shall have the exclusive discretionary authority to interpret and construe the provisions of the Plan, to supply omissions herein, and to determine all questions arising in the administration, interpretation and application of the Plan including, without limitation, the authority to construe disputed Plan terms and the authority and discretion to determine questions concerning eligibility for benefits and coverage. All such interpretive and administrative decisions, and rules and regulations, shall be conclusive and binding on all persons. In the exercise of its discretion, the Fiduciary Committee shall not discriminate against any Participant, Beneficiary or Employee or any group or class thereof. If, due to errors in drafting, any Plan provision does not accurately reflect its intended meaning, as demonstrated by consistent interpretations or other evidence of intent, the provision shall be considered ambiguous and shall be interpreted by the Fiduciary Committee in a fashion consistent with its intent. All actions taken and all determinations made by the Fiduciary Committee shall be final and binding on all persons claiming any interest in or under the Plan.

(b)           Records and Reports: The Fiduciary Committee shall be responsible for keeping a record of all its proceedings and actions and shall maintain, or cause to be maintained by its delegates, all such books of account, records and other data as shall be necessary to administer the Plan and to meet the disclosure and reporting requirements of ERISA.

(c)           Individual Accounts: The Fiduciary Committee shall maintain, or cause to be maintained, records showing the individual balances in each Participant’s Accounts. However, maintenance of those records and Accounts shall not require any segregation of the funds of the Plan.

(d)           Committee Procedures: The Fiduciary Committee may act at a meeting or in writing without a meeting. The Fiduciary Committee may adopt such regulations as it deems desirable for the conduct of its affairs.

(e)	Distribution of Benefits:

(1)           Direction to the Trustee: The Fiduciary Committee shall issue directions to the Trustee or Trustees concerning all benefits which are to be paid pursuant to the provisions of the Plan, and shall warrant that all such directions are in accordance with the Plan.

(2)           Application by Participants: The Fiduciary Committee shall require a Participant to complete and file with it an application for the payment of benefits under the Plan and any other forms deemed necessary and desirable by the Fiduciary

Committee for the proper administration of the Plan and furnish all pertinent information requested by the Fiduciary Committee. The Fiduciary Committee may rely upon all such information so furnished it, including the Participant’s current mailing address.

(f)	Claims Procedure:

(1)           Filing of Claim: Any Participant or Beneficiary believing himself to be entitled to benefits under this Plan shall be entitled to file a written claim for benefits with the Administrator, as agent for the Committee, setting forth the benefits to which he believes he is entitled and the reasons therefore. Within ninety (90) days after receipt of such claim for benefits, the Administrator shall determine the claimant’s right to the benefits claimed and shall give said claimant written or electronic notice of the Administrator’s decision, and, if the claim is denied in whole or in part, said written notice shall set forth in a manner calculated to be understood by the claimant: (a) the specific reason or reasons for the denial; (b) specific references to pertinent Plan provisions on which the denial is based; (c) a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such materials or information is necessary; and (d) a description of the Plan’s claims review procedure and time limits applicable to such procedures, including a claimant’s right to bring a civil action under ERISA section 502(a) following an adverse benefit determination on review. Such notice shall be sent by certified mail, return receipt requested, to the address of the claimant filing the claim as it appears in the books and records of the Employer, or to such other address as the claimant may direct. To the extent permitted by regulation, under special circumstances, the Administrator is allowed an additional period of not more than ninety (90) days (one hundred eighty (180) days in total) within which to notify the claimant of the decision. If such an extension is required, the claimant will receive a written notice from the Administrator indicating the reason for the delay and the date the claimant may expect a final decision.

(2)           Review Procedure: If a claim for benefits is denied in whole or in part, the claimant or his or her duly authorized representative, may request a full and fair review of the claim and the adverse benefit determination. The claims procedure must provide claimants with (1) at least 60 days following receipt of an adverse determination on which to appeal the determination; (2) the opportunity to submit to the Fiduciary Committee written comments, documents and records relating to the claim; (3) reasonable access to and copies of documents and records relevant to the claim for benefits, upon request and free of charge; and (4) a review taking into account all comments, documents, records and information submitted by the claimant relating to the claim, without regard to whether the information was submitted or considered in the initial benefit determination. Its decision shall be made within sixty (60) days, or within one hundred twenty (120) days if, as provided by regulations, special circumstances require an extension of time for processing, after its receipt of a written appeal by the claimant. If the claim is denied on appeal, the Fiduciary Committee shall set forth the reasons for denial and the pertinent Plan provisions in a written decision which shall be sent to the claimant. For all purposes under the Plan, such decision on claims where no review is requested, and decisions on claims where review is requested, shall be final, binding and conclusive on all interested parties. Any electronic notification shall comply with the standards imposed by Department of Labor Regulation 2520.104b-1(c).

(g)           Assignment of Functions: The Fiduciary Committee shall appoint the Administrator to perform the functions assigned thereto under the Plan and those additional duties as may from time to time be delegated thereto and may delegate the functions set forth in subsections (a), (b), (c) and (e) to a person or persons, which may include employees of the Employer. To the extent such functions are delegated, such persons shall exercise such power as “plan administrator.”

10.05.	Responsibilities Regarding Investment Funds

The general supervision of the funds of the Plan’s Investment Funds (other than shares of HomeBanc Corp.) shall be with the Fiduciary Committee. The Fiduciary Committee shall always make available at least three Investment Funds (not including the HomeBanc Corp. Stock Fund)

10.06.	Organization of Committees

The Participants of the Fiduciary Committee shall elect a chairman from their number and a secretary for their respective Committees who may be but need not be one of the Participants of such Committee; may appoint from their number such subcommittees with such powers as they shall determine; may authorize one or more of their number or any agent to execute or deliver any instrument or make any payment on their behalf; may retain counsel, employ agents and provide for such clerical, accounting, and consulting services as they may require in carrying out the provisions of the Plan; and may allocate among themselves or delegate to other persons all or such portion of their duties under the Plan, other than those granted to the Trustee or Trustees under a trust agreement adopted for use in implementing the Plan, as they, in their sole discretion, shall decide.

10.07.	Action of Majority

Any act which the Plan authorizes or requires the Fiduciary Committee to do may be done by a majority of its Participants. The action of that majority expressed from time to time by a vote at a meeting or in writing without a meeting shall constitute the action of the Fiduciary Committee and shall have the same effect for all purposes as if assented to by all Participants of the Fiduciary Committee at the time in office.

10.08.	Compensation and Bonding

No Participant of the Fiduciary Committee shall receive any compensation from the Plan for his services as such. Except as may otherwise be required by law, no bond or other security need be required of any Participant in that capacity in any jurisdiction.

10.09.	Establishment of Rules; Actions by Committee

Subject to the limitations of the Plan, the Fiduciary Committee from time to time shall establish rules for the administration of the Plan and the transaction of its business. Any rules established by, or actions taken by the Committee, shall not discriminate in favor of Highly Compensated Employees and shall be uniformly applied to similarly situated employees. The determination of the Fiduciary Committee as to any disputed question shall be conclusive.

10.10.	Service in More Than One Fiduciary Capacity

Any individual, entity or group of persons may serve in more than one fiduciary capacity with respect to the Plan and/or the funds of the Plan.

10.11.	Limitation of Liability

The Employers, the directors of the Employers, the Participants of the Fiduciary Committee, and any officer, employee or agent of an Employer shall not incur any liability individually or on behalf of any other individuals or on behalf of the Employer for any act or failure to act, made in good faith in relation to the Plan or the funds of the Plan. However, this limitation shall not act to relieve any such individual or the Employers from a responsibility or liability for any fiduciary responsibility, obligation or duty under of ERISA Part 4, Title I.

10.12.	Indemnification

The Participants of the Fiduciary Committee, directors, and the officers and employees of an Employer shall be indemnified against any and all liabilities arising by reason of any act, or failure to act, in relation to the Plan or the funds of the Plan, including, without limitation, expenses reasonably incurred in the defense of any claim relating to the Plan or the funds of the Plan, and amounts paid in any compromise or settlement relating to the Plan or the funds of the Plan, except for actions or failures to act made in bad faith. The foregoing indemnification shall be from the assets of the Employer.

10.13.	Errors and Omissions

Individuals and entities charged with the administration of the Plan must see that it is administered in accordance with its terms as long as it is not in conflict with the Code or ERISA. If an innocent error or omission is discovered in the Plan’s operation or administration, and the Administrator determines that the error did not result in discrimination in operation or cause a qualification or excise-tax problem, then, to the extent that an adjustment will not in the Administrator’s judgment result in discrimination in operation, the Administrator may authorize any equitable adjustment it deems necessary or desirable to correct the error or omission, including but not limited to the authorization of additional employer contributions designed, in a manner consistent with the goodwill intended to be engendered by the Plan, to put Participants in the same relative position they would have enjoyed if there had been no error or omission. Any contribution made pursuant to this Plan section is an additional discretionary contribution.

10.14.	Fiduciary Discretion

In discharging the duties assigned to it under the Plan, each fiduciary has the discretion to interpret the Plan; adopt, amend and rescind rules and regulations pertaining to its duties under the Plan. Each fiduciary’s discretionary authority is absolute and exclusive if exercised in a uniform and nondiscriminatory manner with respect to similarly situated individuals. The express grant in the Plan of any specific power to a fiduciary with respect to any duty assigned to it under the Plan must not be construed as limiting any power or authority of the fiduciary to discharge its duties. A fiduciary’s decision is final and conclusive unless it is established that the fiduciary’s decision constituted an abuse of its discretion. Benefits under this Plan will be paid only if the Fiduciary Committee decides in its discretion that the applicant is entitled to them.

ARTICLE XI

MANAGEMENT OF FUNDS

11.01.	Trust Agreement

All the funds of the Plan shall be held by or on behalf of a Trustee or Trustees appointed from time to time by the Board of Directors or its delegate under a trust agreement or agreements adopted, or as amended, by the Board of Directors for use in providing the benefits of the Plan and paying its expenses not paid directly by the Employers. The Employers shall have no liability for the payment of benefits under the Plan nor for the administration of the funds paid over to the Trustee.

11.02.	Exclusive Benefit Rule

Except as otherwise provided in the Plan, no part of the corpus or income of the funds of the Plan shall be used for, or diverted to, purposes other than for the exclusive benefit of Participants and other persons entitled to benefits under the Plan. No person shall have any interest in or right to any part of the earnings of the funds of the Plan, or any right in, or to, any part of the assets held under the Plan, except as and to the extent expressly provided in the Plan.

11.03.	Duties of Fiduciary Committee

The Fiduciary Committee shall be responsible for the administration and management of the funds held by a Trustee under a trust or custody agreement other than shares of HomeBanc Corp.; shall establish guidelines and objectives for the Investment Funds other than shares of HomeBanc Corp. which may be offered from time to time under the Plan; may segregate all or a portion of the funds of the Plan into one or more accounts for investment management and shall appoint an investment manager or managers to be responsible for such accounts; and in accordance with the objectives of the Investment Funds other than shares of HomeBanc Corp. may direct a Trustee to sell any or all assets of the Plan, or to invest or retain all or any portion of the funds of the Plan. Notwithstanding the foregoing, neither the Fiduciary Committee nor any Trustee or Custodian shall have any authority or responsibility to sell any of the shares in the HomeBanc Corp. Stock Fund, except pursuant to a Participant’s investment election, change of election, or reallocation election pursuant to Plan sections 4.02, 4.04 or 4.05.

11.04.	Investment Managers

The Fiduciary Committee shall have the power to appoint or remove one or more investment managers and to delegate to such manager authority and discretion to manage (including the power to acquire and dispose of) the assets or a portion of the assets of the Plan other than shares of HomeBanc Corp., provided that:

each manager with such authority and discretion shall be:

(1)           a bank, an insurance company or registered investment advisor under the Investment Advisors Act of 1940:

(2)           an investment advisor not registered under the Investment Advisers Act of 1940 by reason of paragraph (1) of section 203A(a) of such Act, but which is registered as an investment advisor under the laws of the state (referred to in such paragraph (1)) in which it maintains its principal office and place of business and at the time it filed the most recent registration form required to maintain its registration under the laws of such state, also filed a copy of such form with the Secretary of Labor;

(3)	a bank as defined in the Investment Advisors Act of 1940; or

(4)           an insurance company qualified to manage assets of retirement plans or perform similar functions under the laws of more than one state,

(b)           and acknowledges in writing to the Fiduciary Committee that it is a fiduciary with respect to the Plan.

The Fiduciary Committee shall periodically review the investment performance and methods of each manager with such authority and discretion.

11.05.	Voting of Shares.

(a)           Registered Stock. If any class of stock of HomeBanc Corp. is required to be registered under Section 12 of the Securities and Exchange Act of 1934, as amended, then each Participant in the Plan shall be entitled to instruct the applicable Trustee or Custodian (to the extent not inconsistent with ERISA) as to the manner in which any shares of HomeBanc Corp. Stock allocated to his or her Account shall be voted, but only to the extent required under Code section 409(e). If no class of stock of HomeBanc Corp. is required to be so registered, then subsection (b) of this Plan section shall apply instead of this subsection.

(b)           Corporate Restructuring. With respect to any corporate merger, consolidation, recapitalization, reclassification, liquidation, dissolution, sale of substantially all the assets of HomeBanc Corp. or a similar transaction, each Participant shall be entitled to instruct the applicable Trustee or Custodian as to the manner in which the shares of HomeBanc Corp. then allocated to his Accounts shall be voted, but only to the extent required by Code sections 401(a)(22) and 409(e)(3) and the Treasury Regulations promulgated thereunder.

(c)           Voting by Trustee. On any occasion on which the stockholders of HomeBanc Corp. vote, the applicable Trustee or Custodian shall separately vote all shares of HomeBanc Corp. Stock allocated to the Accounts of Participants for which no instructions are received, and all shares of HomeBanc Corp. Stock that are not then allocated to any Participant’s Accounts, in proportion to the responses actually received from Participants with respect to respective allocated shares in connection with each question before the shareholders on such occasion to the extent permitted by ERISA.

(d)           Confidentiality. All voting instructions provided a Trustee or Custodian (or the entity recording shareholder votes) by Participants shall be held in confidence.

11.06.	Tender or Exchange Offers

(a)           Written Direction. Notwithstanding any other provisions of this Plan or Trust Agreement to the contrary, except as set forth in the following sentence, in the event of a tender or exchange offer for securities of the Employer or any successor thereto held by the Trustee in the HomeBanc Corp. Stock Fund under the Plan for the account of, or on behalf of, any Participant the Trustee shall have no discretion or authority to sell, convey or transfer such securities except to the extent, and only to the extent, that the Trustee is timely directed to do so in writing by the Participant, and, upon timely receipt of such written instructions, the Trustee shall so sell, convey or transfer such securities. In the event the Trustee does not receive any instructions with respect to such tender or exchange offer, the applicable Trustee shall have the discretion or authority to sell, convey or transfer such securities to the extent permitted by ERISA.

(b)           Communication. In the event of a tender or exchange offer for the securities of HomeBanc Corp. stock held by the Trustee for the account of, or on behalf of, any Participant under the Plan, (i) neither the Employer nor the Fiduciary Committee shall interfere in any manner or in any way attempt to influence a Participant’s decision regarding the tender or exchange of such securities (hereinafter referred to as the “Investment Decision”); (ii) the Employer and the Fiduciary Committee shall adequately communicate or cause to be communicated to the Participants the provisions of the Plan and the Trust Agreement relating to the tender or exchange of such shares and timely distribute to Participants all communications directed generally to the owners of the securities subject to the tender or exchange offer; and (iii) the Trustee shall timely transmit to, or cause to be timely transmitted for distribution to, Participants, all communications relating to such tender or exchange offer that the Trustee may receive, if any, from the offeror of such tender or exchange offer.

(c)           Reinvestment. Notwithstanding any other provisions of this Plan to the contrary, any securities received by the Trustee as a result of tendering securities of the Employer shall be held by the Trustee pending further instructions from the Participant, based on options acceptable to HomeBanc Corp., and any cash received by a Trustee as a result of tendering securities of the Employer shall be invested in short-term fixed income investments having an investment maturity of not more than two years from the time of the making of the investment and during the period of any such tender or exchange offer the Trustee shall not make any purchase of securities of the Employer unless such purchase is required under the Code in order for the Employer to maintain the qualified status of the Plan.

11.07.	Expenses

All reasonable expenses of the Plan and any Fund shall be paid by, and constitute a charge upon, the trust fund or the applicable fund, except to the extent that expenses have been paid by the Employer in its discretion and for which it does not seek reimbursement. Such expenses shall include any expenses incident to the operation of the Plan, including, without limitation, attorneys’ fees and the compensation of agents, accounting and clerical charges, the expense, if any, of being bonded under ERISA, and any other costs of administering the Plan. Such expenses may be paid directly or reimbursed to the Employer which has advanced them and seeks reimbursement therefore. Notwithstanding the preceding, effective January 1, 2005, certain expenses associated with a Participant’s Account shall be passed through and charged against the affected Participant’s Account. Such expenses shall include charges for fund wire transfers, overnight delivery charges, the cost of having domestic relations orders reviewed to determine if they constitute Qualified Domestic Relations Orders, and may include other charges associated with the maintenance or administration of a Participant’s Account as determined from time to time by the Administrator and communicated in advance to Participants.

ARTICLE XII

GENERAL PROVISIONS

12.01.	Qualification

This Plan has been created for the exclusive purpose of providing benefits to Participants and their Beneficiaries and defraying reasonable expenses of administering the Plan. The Plan shall be interpreted in a manner consistent with applicable provisions of the Code and of ERISA. Except as permitted by law, under no circumstances shall any funds contributed to this Plan, any assets of this Plan held under any Trust Agreement or income attributable to such assets, revert to or be used or enjoyed by an Employer, nor shall any such funds, assets or income ever be used or diverted to purposes other than the exclusive benefit of Participants or their Beneficiaries, except as provided in Plan section 6.07.

12.02.	Nonalienation

No benefit under the Plan shall in any manner be anticipated, assigned or alienated, and any attempt to do so shall be void; provided, however, payments shall be made pursuant to (i) a Federal tax levy made pursuant to Code section 6331; (ii) a judgment in favor of the United States resulting from an unpaid tax assessment; (iii) a Qualified Domestic Relations Order, as discussed in Plan section 12.03; or (iv) certain orders or decrees authorizing the settlement of liabilities incurred against the Plan by a Participant as allowed by Code section 401(a)(13).

12.03.	Qualified Domestic Relations Order Payments

(a)           In General. This section applies to amounts that are subject to a Qualified Domestic Relations Order (defined in Plan section 12.03(k)).

(b)           Administrative Procedures. The Administrator must establish reasonable written procedures for determining the qualified status of a domestic relations order and for administering distributions under a Qualified Domestic Relations Order. The Administrator must promptly notify the Participant and each Alternate Payee (defined in Plan section 12.03(l)) of the receipt of a domestic relations order and of the procedures for determining its qualified status.

(c)           Separate Accounting. The Administrator must separately account for or segregate amounts that would be payable to or segregated for the benefit of an Alternate Payee during the 18-month period commencing on the first date on which a payment would have been required to have been made to an Alternate Payee under a domestic relations order (or a modification of a domestic relations order) received by the Plan Administrator for determination of its status as a Qualified Domestic Relations Order, assuming the domestic relations order were to be determined to be a Qualified Domestic Relations Order. Any domestic relations order determined to be a Qualified Domestic Relations Order after the expiration of such eighteen-month period will apply only on a prospective basis. Likewise, during the period the Administrator or any other entity is determining whether a domestic relations order is a Qualified Domestic Relations Order, the Plan may not pay the Participant, or any other person, amounts that would be payable to the Alternate Payee assuming the domestic relations order is determined to be a Qualified Domestic Relations Order.

(d)           Hold on Distributions. No benefits will be distributed to the Participant to whom a domestic relations order relates after the date on which the Administrator receives the order (or modification of an order) for determination as a Qualified Domestic Relations Order and before the earliest of (i) the expiration of the 18-month period beginning on that date; (ii) the date on which the Administrator determines that the order (or modification of an order) is a Qualified Domestic Relations Order; or (iii) the date the parties notify the Administrator that they no longer intend to pursue a Qualified Domestic Relations Order with respect to the Participant’s Account.

(e)           Timing of Payments. The Trustee shall make payments pursuant to a Qualified Domestic Relations Order as soon as practicable after the payment commencement date specified in the order. If specified in the Qualified Domestic Relations Order, distributions may be made to the Alternate Payee prior to the date that a Participant attains his “earliest retirement age” under the Plan as defined under Code section 414(p)(4). If the Participant dies before that date, the Alternate Payee is entitled to benefits only if the order requires the establishment of a separate account for the Alternate Payee or otherwise requires survivor benefits to be paid. To the extent that a contrary result is not specified in the Qualified Domestic Relations Order, payments to the Alternate Payee shall be made in a lump sum cash payment.

(f)            Segregation of Accounts. Upon determination that an order is a Qualified Domestic Relations Order, amounts subject to the Qualified Domestic Relations Order that are not immediately distributable may be segregated, as of the Valuation Date specified in the Qualified Domestic Relations Order or if no such Valuation Date is specified, as of the Valuation Date coincident with or immediately preceding the date of segregation, into a separate account for the benefit of the Alternate Payee (the “QDRO Account”). To the extent established in the Qualified Domestic Relations Order, the QDRO Account will participate in the earnings, gains or losses of the Fund in the same manner as a Participant’s Account. Except as otherwise allowed to a Participant in the Plan, a distribution to the Alternate Payee from his QDRO Account will be made a soon as possible after the payment date specified in the order. The Qualified Domestic Relations Order may not specify payment in a form of distribution other than that provided for in the Plan.

(g)           Cash-Outs. If the value of the Alternate Payee’s QDRO payment exceeds $5,000 as of the Valuation Date coincident with or preceding the date that such payment is distributed, then the Alternate Payee must consent to receive a distribution only if so provided in the QDRO. Notwithstanding the preceding sentence, if the value of the Alternate Payee’s QDRO payment does not exceed $5,000 as of the applicable Valuation Date, then the Trustee shall distribute such Account balance in a lump sum as soon as practicable following such Valuation Date. The value of an Alternate Payee’s QDRO Account balance shall be determined without regard to that portion of the QDRO Account balance that is attributable to the Participant’s Rollover Contributions (and earnings allocable thereto) within the meaning, to the extent applicable, of Code sections 402(c), 403(a)(4), 403(b)(8), 408(d)(3)(A)(ii), and 457(e)(16). If the value of the

Alternate Payee’s QDRO Account balance, as so determined, is $5,000 or less, the Plan shall immediately distribute such QDRO Account balance as soon as practicable.

(h)           Proportional Distribution. Unless otherwise specified, a distribution made pursuant to a Qualified Domestic Relations Order will be charged proportionally against a Participant’s Accounts, including the earnings thereon.

(i)            Restriction on Distribution. If a distribution is made to an Alternate Payee under a Qualified Domestic Relations Order before any amounts are segregated pursuant to subsection (f), in no event may the distribution exceed the value of the Participant’s Account as of the Valuation Date on or immediately preceding the date of distribution.

(j)            Upon Alternate Payee’s Death. If the Alternate Payee dies prior to receiving his entire interest in his QDRO Account, any remaining interest in that account will be distributed in accordance with the Qualified Domestic Relations Order or in the event that the Qualified Domestic Relations Order does not specify the manner in which the Alternate Payee’s interest in his QDRO Account will be distributed upon his death, in accordance with a beneficiary designation form completed by the Alternate Payee, or if the Alternate Payee makes no valid beneficiary designation, to the Alternate Payee’s children, parents, brothers and sisters, or estate, in that order.

(k)           Definition of QDRO. “Qualified Domestic Relations Order” means a judgment, decree, order, or approval of a property settlement agreement that:

(1)           relates to the provision of child support, alimony payments, or marital property rights to an Alternate Payee;

(2)	is made pursuant to a state domestic relations or community property law;

(3)           creates or recognizes the right of, or assigns the right to, an Alternate Payee to receive all or a portion of the benefits payable with respect to the Participant under this Plan;

(4)           clearly specifies (A) the name and last known mailing address (if available) of the Participant and the name and mailing address of each Alternate Payee, unless the Administrator has reason to know the address independently of the Order; (B) the amount or percentage of the Participant’s benefits to be paid by the Plan to each Alternate Payee or the manner in which such amount or percentage is to be determined; (C) the number of payments or period to which the Order applies; and (D) each plan to which the Order applies;

(5)           does not require the Plan to provide any type or form of benefit, or any option, not otherwise provided under the Plan;

(6)           does not require the Plan to provide increased benefits (that is, does not provide for the payment of benefits in excess of the actuarial equivalent of the benefits to which the Participant would be entitled in the absence of the Order); and

(7)           does not require the payment of benefits to an Alternate Payee that are required to be paid to another Alternate Payee under another order determined previously to be a Qualified Domestic Relations Order.

(l)            Definition of Alternate Payee. “Alternate Payee” means a Participant’s Spouse, former Spouse, child, or other dependent who is recognized by a Qualified Domestic Relations Order as having a right to receive all or a portion of the benefits payable under the Plan with respect to the Participant.

12.04.	Conditions of Employment Not Affected by Plan

The establishment of the Plan shall not confer any legal rights upon any Employee or other person for a continuation of employment, nor shall it interfere with the rights of the Employer to discharge any Employee and to treat him without regard to the effect which that treatment might have upon him as a Participant or potential Participant of the Plan.

12.05.	Facility of Payment

If the Administrator shall find that a Participant or other person entitled to a benefit is unable to care for his affairs because he is physically or mentally incapable or is a minor, the Administrator may direct that any benefit due him be paid to a duly appointed legal representative. Any payment so made shall be a complete discharge of the liabilities of the Plan for that benefit.

12.06.	Information

Each Participant, Beneficiary or other person entitled to a benefit, before any benefit shall be payable to him or on his account under the Plan, shall file with the Administrator the information that it shall require to establish his rights and benefits under the Plan.

12.07.	Top-Heavy Provisions

(a)           In General. For purposes of this Plan section, the Plan shall be “top-heavy” with respect to any Plan Year if as of the applicable determination date, the top-heavy ratio exceeds 60 per cent. The top-heavy ratio shall be determined as of the applicable Valuation Date in accordance with Code sections 416(g)(3) and (4) and Article V, and shall take into account any contributions made after the applicable Valuation Date but before the last day of the Plan Year in which the applicable Valuation Date occurs. For purposes of determining whether the Plan is top-heavy, the account balances under the Plan will be combined with the account balances or the present value of accrued benefits under each other plan in the required aggregation group, and, in the Employer’s discretion, may be combined with the account balances or the present value of accrued benefits under any other qualified plan in the permissive aggregation group.

(b)           Minimum Benefits. For any Plan Year with respect to which the Plan is top-heavy an additional Employer contribution shall be allocated on behalf of each Participant (and each Employee eligible to become a Participant) who is a non-key employee, and who has not separated from service as of the last day of the Plan Year, to the extent that the contributions made on his behalf under Plan section 3.04 for the Plan Year would otherwise be less than 3% of his Statutory Compensation. However, if the greatest percentage of Statutory Compensation contributed on behalf of a key employee under Plan sections 3.01, 3.03 and 3.04 for the Plan Year would be less than 3%, that lesser percentage shall be substituted for “3%” in the preceding sentence.

(1)           Employer Matching Contributions shall be taken into account for purposes of satisfying the minimum contribution requirements of Code section 416(b)(2) and the Plan. Employer Matching Contributions that are used to satisfy the minimum contribution requirements shall be treated as matching contributions for purposes of the ACP test and other requirements of Code section 401(m).

(2)           Notwithstanding the foregoing provisions of this subsection (b), no minimum contribution shall be made under this Plan with respect to a Participant (or an Employee eligible to become a Participant) if the required minimum benefit under Code section 416(c)(1) is provided to him by any other qualified pension plan of the Employer or an Affiliated Employer.

(c)           Definitions. The following definitions apply to the terms used in this Plan section:

(1)           “applicable determination date” means the last day of the preceding Plan Year;

(2)           “top-heavy ratio” means the ratio of (A) the value of the aggregate of the Accounts under the Plan for key employees to (B) the value of the aggregate of the Accounts under the Plan for all key employees and non-key employees; provided, however, if an Employee has not performed any services for the Employer at any time during the one year period ending on the applicable Valuation Date, the Account of that Employee shall not be considered in determining the top-heavy ratio;

(3)           “key employee” means an employee who is in a category of employees determined in accordance with the provisions of Code sections 416(i)(1) and (5) and any regulations thereunder, and where applicable, on the basis of the Employee’s compensation (defined as set forth in Treasury Regulations section 1.415-2(d)(2) and (3), as modified by Code section 415(c)(3)(D)) from the Employer or an Affiliated Employer;

(4)	“non-key employee” means any Employee who is not a key employee;

(5)           “applicable Valuation Date” means the Valuation Date coincident with or immediately preceding the last day of the preceding Plan Year,

(6)           “required aggregation group” means any other qualified plan(s) of the Employer or an Affiliated Employer in which there are Participants who are key employees or which enable(s) the Plan to meet the requirements of Code sections 401(a)(4) or 410, including any qualified plan(s) of the Employer or an Affiliated Employer that terminated within the one-year period ending on the Determination Date; and

(7)           “permissive aggregation group” means each plan in the required aggregation group and any other qualified plan(s) of the Employer or an Affiliated Employer in which all Participants are non-key employees, if the resulting aggregation group continues to meet the requirements of Code sections 401(a)(4) and 410.

(d)           Interests Measured. An individual’s interest in a defined contribution plan is equal to his account balance for that plan as of the determination date. The account balances of an Employee as of the determination date shall be (1)increased by the distributions made with respect to the Employee under the Plan and any plan aggregated with the Plan under Code section 416(g)(2) during the one-year period ending on the determination date. In the case of a distribution made for a reason other than severance from employment, death, or disability, subsection (1) shall be applied by substituting “five-year period” for “one-year period.”and (2) decreased by any catch-up contributions under Plan section 3.01(d) and Code section 414(v).

(e)           Top-Heavy Determination. If, at any time during the one-year period ending on the applicable determination date, an individual has not performed services for an Employer or Affiliated Employer maintaining this Plan or a plan that is a part of this Plan’s aggregation group, the interest of such individual is not taken into account for purposes of this section.

12.08.	Unclaimed Benefits

The Administrator shall be required to make a diligent search to locate all Participants and Beneficiaries entitled to payments under this Plan. In the event that a present or former Participant or a Beneficiary entitled to benefits hereunder cannot be located by diligent efforts of the Administrator within a reasonable time after such benefits shall become payable, the amounts that would have been payable to that Participant or Beneficiary must be treated as a forfeiture, and allocated to the other Participant’s accounts in a nondiscriminatory manner. If the identity or whereabouts of a person entitled to such benefits is later determined to the satisfaction of the Administrator, the amount previously forfeited shall be reinstated and payments made accordingly.

12.09.	Severability

In the event that any provision of this Plan is held invalid or illegal for any reason, such invalidity or illegality shall not affect the remaining parts of the Plan and the Plan shall be enforced and construed as if such provision had never been inserted herein.

12.10.	Construction

(a)           The Plan shall be construed, regulated and administered under the laws of the Delaware, to the extent not preempted by Federal law.

(b)           Unless the context clearly indicates to the contrary, in reading this document the singular shall include the plural and the masculine shall include the feminine.

(c)           The titles and headings of the Articles and Sections in this Plan are for convenience only. In the case of ambiguity or inconsistency, the text rather than the titles or headings shall control.

12.11.	No Guarantees

(a)           Neither the Trustee, the Employer, nor any other Employer in any way guarantees the payment of any benefit or amount that may become due under the Plan to any Participant or retired Participant, or to the legal representative or Beneficiary of any such Participant or retired Participant. Each Participant, retired Participant, or legal representative or Beneficiary of any deceased or retired Participant, shall look solely to the assets of the Trust Fund for the payment of benefits under the Plan.

(b)           The Plan shall not be deemed to constitute a contract between any Employer and an employee, or to be consideration or inducement for the employment of any employee by any Employer. Nothing contained in the Plan shall be deemed to give any Employee the right to be retained in the service of any Employer or to interfere with the rights of such Employer to discharge or to terminate the service of any Employee at any time without regard to the effect such discharge or termination may have on any rights under the Plan.

ARTICLE XIII

AMENDMENT, MERGER AND TERMINATION

13.01.	Amendment of Plan

(a)           Authority to Amend. The Board of Directors reserves the right at any time or from time to time, and for any reason, to modify, alter or amend, in whole or in part, any or all of the provisions of the Plan or its concomitant Trust agreement, prospectively or retroactively, if deemed necessary or appropriate, by a majority vote of its members at a meeting, by unanimous consent in lieu of a meeting, or in any other manner permissible under applicable state law. In addition, the Board of Directors in its sole discretion may delegate all or part of the authority to amend the Plan or its concomitant Trusts to an appropriate officer or officers of HomeBanc Corp. Specifically, the Board of Directors delegates to any senior officer of the Company the right to approve and adopt, without approval of the Board, any amendment required by law or necessary to maintain the tax qualified status of the Plan or any amendment that does not materially increase the costs associated with the Plan.

(b)           Restrictions. However, no amendment shall make it possible for any part of the funds of the Plan to be used for, or diverted to, purposes other than for the exclusive benefit of persons entitled to benefits under the Plan. No amendment shall be made which has the effect of decreasing the balance of the Accounts of any Participant or of reducing the nonforfeitable percentage of the balance of the Accounts of a Participant below the nonforfeitable percentage computed under the Plan as in effect on the date on which the amendment is adopted or, if later, the date on which the amendment becomes effective.

13.02.	Additional Employers

(a)           Adoption of Plan. If any company is or becomes a subsidiary of or associated with HomeBanc Corp., the Board of Directors or its delegate (including any senior officer of HomeBanc Corp.) may authorize the employees of that subsidiary or associated company to participate in the Plan upon appropriate action by that company necessary to adopt the Plan. By adopting the Plan, such subsidiary or associated company shall be deemed to have delegated to the Board of Directors the sole authority to amend, merge or otherwise modify the Plan, except to the extent such authority has been delegated to an appropriate officer or officers of HomeBanc Corp.. Such Employer’s employees shall be subject to the terms of the Plan; provided, however, that by a written addendum to the Plan certain employees employed in one or more specified divisions, plants, locations or other identifiable employee groups may be excluded from participation in the Plan; and provided, further, that the terms and provisions of the Plan with respect to such employees may be modified or supplemented as described in such written addendum.

(b)           Termination of Participation. Each Employer reserves the right to terminate its participation in the Plan prospectively or to prospectively discontinue accruals under the Plan with respect to its otherwise eligible employees by action of its board of directors and in accordance with applicable law. Further, with the consent of the Board of Directors, or its delegate, any entity participating in the Plan may, by action of its board of directors, withdraw from the Plan by giving six months’ advance notice of its intention to the Administrator, unless a shorter notice period shall be agreed to in writing by the Board of Directors, or its delegate. The withdrawal of an Employer shall be effected in accordance with such terms and conditions as may be agreed upon by the Board of Directors, or its delegate, and the withdrawing Employer under applicable law. Should the Board of Directors or its delegate, and the withdrawing Employer not reach agreement, the accrued benefits of affected Participants shall continue to be held under the Plan until distributed. For purposes of this Section 13.02, the Board designates any senior officer of the Company as its delegate.

13.03.	Termination of Plan

(a)           The Board of Directors or its delegate, may terminate the Plan or completely discontinue contributions under the Plan for any reason at any time in accordance with the procedures set forth in Plan section 13.01. In case of termination or partial termination of the Plan, or complete discontinuance of Employer contributions to the Plan, the rights of affected Participants to their Accounts under the Plan as of the date of the termination or discontinuance shall be nonforfeitable. The total amount in each Participant’s Accounts shall be distributed in a single lump sum, as the Fiduciary Committee shall direct, to him or for his benefit or continued in trust for his benefit.

(b)           While the Employer expects to continue the Plan indefinitely, continuance of the Plan is not assumed as a contractual obligation. The Board of Directors or its delegate, may terminate the Plan for any reason, in accordance with the procedures set forth in Plan section 13.01. In addition, the Employer reserves the right, on behalf of all Employers, to discontinue Employer contributions and to terminate the Plan at any time by action of the Board in accordance with the procedures set forth in Plan section 13.01. An Employer reserves the right to discontinue Employer contributions and to terminate the Plan on behalf of its Employees at any time by action of its board of directors.

(c)           The Employer shall give notice to the Plan Administrator and the applicable Trustee at least 30 days prior to the effective date of termination. The Plan shall terminate without notice on the bankruptcy, insolvency or termination of business of the Employer, or the complete discontinuance of Employer contributions.

(d)           On termination of the Plan (or in the event of a complete or partial termination, or complete discontinuance of contributions or curtailment), the interests of present Participants (to the extent affected by such action) in their Account balances as of the date of such event shall be nonforfeitable. The Employer may elect to continue the Trusts in effect, in which case the applicable Trustee or Custodian shall continue to administer the Trust in accordance with the provisions of the Plan and the applicable Trust or Custody Agreement for the sole benefit of the Participants or Beneficiaries who are then receiving or entitled to receive future benefits; or the Employer may elect to discontinue the applicable Trust, in which case the benefits of Participants and Beneficiaries shall be distributed as provided in Plan article IX. In the event of a termination, no further contributions will be made to the Plan by the Employers or by the Participant, and the sole recourse of Participants and Beneficiaries for benefits due under the Plan shall be to Plan assets.

13.04.	No Reversion to Employer

The Employer has no beneficial interest in the Trust Fund, and no part of the Trust Fund shall ever revert or be repaid to the Employer, directly or indirectly, except as provided in Plan sections 6.07 and 11.02 if, and to the extent, permitted by the Code, ERISA and applicable regulations thereunder provided that the other qualified plan provides that the transferred amounts may not be distributed before the time specified in Treasury regulation Section 1.401(k)-1(d).

13.05.	Merger or Consolidation

(a)           The Plan may not be merged or consolidated with, and its assets or liabilities may not be transferred to, any other plan unless each person entitled to benefits under the Plan would, if the resulting plan were then terminated, receive a benefit immediately after the merger, consolidation, or transfer which is equal to or greater than the benefit he would have been entitled to receive immediately before the merger, consolidation, or transfer if the Plan had then terminated.

(b)           Subject to subsection (a), the Trustee, with the consent of the Employer, may transfer the vested Account of a terminated Participant to another qualified plan or trust that accepts such transfers. Any amounts transferred under this subsection must be fully vested and separately accounted for.

“”“”

IN WITNESS WHEREOF, the Employer has caused this Plan to be executed effective as of January 1, 2007.

HOMEBANC CORP.

By: /s/CHARLES W. MCGUIRE______

Name:	Charles W. McGuire

Title:     Executive Vice President and______

and General Counsel

Date:    June 26, 2007

APPENDIX A

TRANSFERS OF PARTICIPANTS BETWEEN THIS PLAN

AND THE HMB 401(k) PLAN

1.01

Background. From time to time, it is anticipated that a Participant in this Plan will transfer employment from an Employer to a Joint Venture employer. A Joint Venture employer is not part of the Employer’s controlled group of corporations. If the Joint Venture participates in the HMB 401(k) Plan, the provisions of this Appendix A shall apply and shall supersede any conflicting provisions in this Plan to the contrary.

1.02

Initial Joint Venture and Transfer of Employees. On July 10, 2006, certain employees of HomeBanc Corp. and/or HomeBanc Mortgage Corporation terminated employment and were immediately rehired by a joint venture between HomeBanc Mortgage Corporation and an unrelated third party. HomeBanc Mortgage Corporation owns less than 80% of this joint venture and accordingly, the joint venture is not part of the HomeBanc Mortgage Corporation controlled group. Prior to the transfer of employment, such individuals participated in this Plan. Subsequent to August 1, 2006, those individuals who did not previously request a distribution of their vested account balance from this Plan will have their account balance in this Plan transferred from the HomeBanc Plan to this Plan in a trustee to trustee transfer. The provisions of this Appendix A shall apply to the transfer of such account balances.

1.03

Subsequent Joint Ventures. It is anticipated that additional Joint Ventures shall be formed and Employees will be transferred from HomeBanc Corp., HomeBanc Mortgage Corporation or their affiliates to the Joint Venture. The provisions of this Appendix A shall apply to the transfer of such account balances.

1.04	Provisions Governing the Transfer of Employees
(a)

Transfers from the HomeBanc 401(k) Plan. An Eligible Employee who immediately prior to his or her employment by a Joint Venture was employed by HomeBanc Corp. or an Affiliated Employer and who participated in this Plan shall be known as a “HomeBanc Transferee.” A HomeBanc Transferee (other than as provided in Section 1.02) shall not be permitted to receive a distribution of his or her Account balance in this Plan. Instead, the assets and liabilities (including any plan loan) from this Plan attributable to a HomeBanc Transferee shall be transferred from the HomeBanc Plan to the HMB 401(k) Plan as determined by the plan administrator of each plan. All amounts transferred to the HMB 401(k) Plan shall become 100% immediately vested including amounts held in the Match Account and the Profit Sharing Account. All amounts transferred shall be subject to the terms and conditions of the HMB 401(k) Plan.

(b)

Transfers from the HMB 401(k) Plan to this Plan. An Eligible Employee who immediately prior to his or her employment by an Employer was employed by a Joint Venture or its affiliates and who participated in the HMB 401(k) Plan shall be known as a “Joint Venture Transferee.” The assets and liabilities (including any plan loan) from the HMB 401(k) Plan attributable to the Joint Venture Transferee shall be transferred from the HMB 401(k) Plan to this Plan as determined by the plan administrator of each plan. All amounts transferred shall be subject to the terms and conditions of this Plan.

(c)

Investments. The Plan shall accept trustee to trustee transfers from the HMB Mortgage Partners LLC 401(k) Retirement Plan. All amounts shall initially be invested in accordance with rules established by the Administrator.

(d)	Vesting. All amounts transferred from the HMB 401(k) Plan to this Plan shall remain 100% vested.
(e)

Plan Administration. The Administrator may take such action as is necessary to account for the amounts transferred from the HMB 401(k) Plan including, but not limited to, the establishment of sub-accounts as the Administrator deems appropriate.

(f)

Amendment. In addition to the amendment powers set forth in Section 13.02, the Board of Directors delegates to any senior officer of HomeBanc Corp. the right to approve and adopt, without approval of the Board of Directors, any amendment to this Appendix A.

1.05

Break in Service. A Participant who formerly participated in the Plan and who is reemployed by an Employer after having been employed by a Joint Venture shall participate in the Plan immediately upon reemployment (if the Participant is an Eligible Employee) and shall be treated as not having incurred a Break in Service as a result of his or her employment with the Joint Venture. In addition, Years of Service with a Joint Venture shall be recognized as Years of Service for purposes of this Plan.

1.06

Limitations on In-Service Distributions. Amounts transferred from the HMB 401(k) Plan to this Plan attributable to a Participant’s non-elective contributions (e.g., profit sharing contributions required by a safe harbor 401(k) plan) may not be distributed in hardship distribution under this Plan.

1.07	Definitions.
(a)

“Joint Venture” means a joint venture between (i) HomeBanc Mortgage Corporation or an Affiliated Employer and (ii) an unrelated third party in which HomeBanc Mortgage Corporation or an Affiliated Employer owns less than 80% of the joint venture and which joint venture participates in the HMB 401(k) Plan.

(b)	“HMB 401(k) Plan” means the HMB Mortgage Partners LLC 401(k) Retirement Plan sponsored by HMB Mortgage Partners LLC and established August 1, 2006.